Exhibit 2.1

THIS AGREEMENT is made on the 19th day of April 2000

BETWEEN

(1) THE SEVERAL PERSONS whose respective names and addresses are set out in column (1) of Schedule 1 (the "Vendors");

(2) SEACOR SMIT INC (a company incorporated under the laws of the State of Delaware, USA) of 11200 Richmond Avenue, Suite 400, Houston, Texas, 77082, USA (the "Purchaser")

WHEREAS:-

(A) Putford Enterprises Limited (the "Company"), a company registered in England with number 455971, has at the date of this Agreement an authorised share capital of (pound)15,005,609.90 divided into 56,099 A Ordinary Shares of 10p each of which 55,578 are issued and fully paid or credited as fully paid and are owned by the Vendors in the proportions shown opposite their respective names in column
             (2) of Schedule 1 and 150,000,000 B Ordinary Shares of 10p each none of which have been issued.

(B) The Vendors have agreed to sell the Shares to the Purchaser and the Purchaser has agreed to purchase the Shares in reliance (inter alia) upon the representations, warranties and undertakings in this Agreement, for the consideration and otherwise upon and subject to the terms and conditions of this Agreement.

WHEREBY IT IS AGREED as follows:

1.           DEFINITIONS AND INTERPRETATION

1.1 In this Agreement the following words and expressions have the meanings set opposite them:

"A Ordinary Shares"       the 55,578 issued A Ordinary Shares of 10p each in the
                          capital of the Company and having the rights set out in the articles of association of the Company adopted immediately before the signing of this Agreement;


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"Accounts"                the audited balance sheet as at the Balance Sheet Date
                          and the audited profit and loss account for the accounting reference period ended on the Balance Sheet Date of the Company and of each of the Subsidiaries and the Associated Company (including, in the case of the Company, the audited consolidated balance sheet as at that date and the audited consolidated profit and loss account for that year which for the avoidance of any doubt include the results, to the extent of the Company's respective interests therein of:-

                          (a) the Company's joint ventures in respect of the PUTFORD VIKING (formerly named BLUE FLAME) and NOVA stand by vessels and;

                          (b) the Associated Company; and the notes, reports, statements and other documents which are or would be required by law to be annexed to the Accounts of the company concerned and to be sent or made available to members for such Financial Year;

"Accounting Standards"    statements of standard accounting practice (including
                          financial reporting standards) issued pursuant to
                          section 256, CA 85 by the ASB;

"Adjusted Net Current
Assets"                   has the meaning given thereto in Schedule 5;

"ASB" Accounting Standards Board Limited (no. 2526824) or such other body prescribed by the Secretary of State from time to time pursuant to section 256, CA 85;

"Affiliate"               in relation to any body corporate, any Holding Company
                          or subsidiary undertaking of such body corporate or any subsidiary undertaking of a Holding Company of such body corporate;

"Agreement"               this Agreement including its recitals and the
                          schedules but not the Tax Deed;

"A Loan Notes"            the unsecured A loan notes in agreed terms in the
                          aggregate principal amount of two million five hundred thousand pounds ((pound)2,500,000) (subject to reduction as therein provided) to be issued by the Purchaser in partial satisfaction of the Consideration
                          ;

"the Associated Company"  the company in which a Subsidiary holds shares conferring the right to exercise not less than 50% of the votes which could be cast on a poll at a general meeting of such company and which is more particularly listed in Part 3 of Schedule 2;

"B Ordinary Shares"       the 135,758,640 B Ordinary Share of 10p each in the
                          capital of the Company to be allotted and issued to the Purchaser in accordance with Clause 5.3.3 and having the rights set out in the articles of association of the Company adopted immediately prior to the signing of this Agreement;

"B Loan Notes"            the unsecured B loan notes in agreed terms in the
                          aggregate principal amount of five million pounds
                          ((pound)5,000,000) to be issued by the Purchaser in partial satisfaction of the Consideration ;

"Balance Sheet Date"      31st December 1999;

"Business"                collectively the businesses of the Company and each of
                          the Subsidiaries and the Associated Company at the date hereof;

"Business Day"            a day (other than a Saturday or Sunday) when banks are
                          open for business in London;

"CA 85"                   Companies Act 1985;

"CAA"                     Capital Allowances Act 1990;

"Claim" any claim by the Purchaser in connection with the Warranties or the Indemnities or the Tax Deed;

"Companies Acts"          as defined in section 744, CA 85 together with the
                          Companies Act 1989;

"Competent Authority"     means any person or legal entity (including any
                          government or government agency) having regulatory authority under Environmental Laws and/or any court of law or tribunal;

"Completion"              completion of the sale and purchase of the Shares
                          pursuant to this Agreement;

"Completion Accounts"     the accounts referred to Clause 6.1.1, prepared in
                          accordance with Schedule 5;

"Completion Dividend"     the interim dividend of(pound)13,575,864 to be
                          declared on Completion by the Company in respect of its shares and to be paid to the Vendors in accordance with Clause 5.5;

"Confidential
 Information"             all confidential information received or obtained as a
                          result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Agreement and which relates to:

                          (i) the Company and the Subsidiaries and the Associated Company;

                          (ii)         any aspect of the Business; or

                          (iii)        the Purchaser;

"Connected Person"        a person connected with any of the Vendors or the
                          Directors (or any former director of the Company or any of the Subsidiaries) within the meaning of section
                          839, ICTA 1988;

"Consideration"           the consideration payable for the Shares as specified
                          in Clause 3.1;

"Consideration Shares"    the 83,615 shares of common stock of the Purchaser
                          having a par value of $0.01 per share to be delivered by the Purchaser in partial satisfaction of the Consideration representing(pound)2,500,000 in value determined at an exchange ratio calculated based on the average closing price of the common stock of the Purchaser during the thirty calendar days prior to 7
                          February 2000 and using an exchange rate based on the average New York closing price for British pounds sterling during the same thirty calendar day period;

"Directors"               the directors of the Company and the Subsidiaries
                          named in Schedule 2;

"Disclosed"               fairly disclosed by the Disclosure Documents and by
                          the general and specific disclosures set out in the Disclosure Letter and "Disclosure" shall be construed accordingly;

"Disclosure Bundle"       the two identical bundles of documents collated by or
                          on behalf of the Vendors, the outside covers of which have been signed for identification by or on behalf of the Vendors and the Purchaser;

"Disclosure Documents"    the Disclosure Letter and the Disclosure Bundle;

"Disclosure Letter"       the letter described as such of even date herewith
                          addressed by the Vendors to the Purchaser and accepted by the latter immediately before the signature hereof;

"Encumbrance"             any interest or equity of any person (including any
                          right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, claims, assignment, hypothecation, security interest, rights in rem, title retention or any other security agreement or arrangement;

"Environment"             any and all organisms (including man), ecosystems,
                          property and the following media: air (including the air within buildings and the air within other natural or man-made structures whether above or below ground);
                          water (including water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water);

"Environmental
 Agreements"              any and all leases or licences or other agreements
                          which are binding upon the Company or any of the Subsidiaries or the Associated Company but only to the extent that they relate, either wholly or in part, to the protection of the Environment, and/or the prevention of Harm;

"Environmental Laws"      any and all laws, whether civil, criminal or
                          administrative, which have as a purpose or effect the protection of the Environment, and/or the mitigation, abatement, containment or prevention of Harm and/or the provision of remedies in respect of Harm, including European Community or European Union regulations, directives, decisions and recommendations; statutes and subordinate legislation;
                          regulations, orders, ordinances; Permits, statutory codes of practice, government circulars, statutory guidance notes; common law and by-laws; judgments, notices, orders, directions, instructions or awards of any Competent Authority; and Environmental Agreements applicable to the Company and the Subsidiaries and the Associated Company which are in force or in existence at the date of Completion;

"Environmental Liability" liability (including liability in respect of Remedial
                          Action) on the part of the Company or any of the Subsidiaries or the Associated Company and/or any of their directors or officers or shareholders under Environmental Laws;

"ERA"                     Employment Rights Act 1996;

"Escrow Account"          the interest bearing account to be established in the
                          joint names of the Purchaser's Solicitors and the Vendors' Solicitors to be operated in accordance with the Escrow Agreement and Instruction Letter by the Vendors and the Purchaser and their respective
                          Solicitors;



"Escrow Agreement and
 Instruction Letter"      the escrow agreement and instruction letter in the
                          agreed terms to be signed by the parties at Completion in respect of the Escrow Account;

"Event" any payment, transaction, act, omission or occurrence of whatever nature whether or not the Company or the Purchaser is a party thereto and including:

                          (a) the execution of this Agreement and completion of the sale of the Shares to the Purchaser; and

                          (b)          the death of any person;

                          and references to an Event occurring on or before Completion shall include an Event deemed, pursuant to any Taxation Statute, to occur or be treated or regarded as occurring on or before Completion;

"Existing Use"            the existing use of each Property which is set out in
                          column (5) of Part 1 and column (6) of Part 2 of
                          Schedule 3;

"FA"                      Finance Act;

"Financial Year"          a financial year within the meaning ascribed to such
                          expression by section 223, CA 85;

"Group"                   together the Company and the Subsidiaries;

"Harm" harm to the health of living organisms or other interference with the ecological systems of which they form part and, in the case of man, includes harm to his property;

"Hazardous Matter"        any and all matter (whether alone or in combination
                          with other matter) including electricity, heat, vibration, noise or other radiation which may or is liable to cause significant Harm;

"Holding Company"         a holding company within the meaning ascribed to such
                          expression by sections 736 and 736A, CA 85;

"ICTA 1988"               Income and Corporation Taxes Act 1988;

"Indemnities"             the indemnities given by the Vendors in Clause 11;

"Intellectual
 Property Rights"         any and all patents, trademarks, service marks,
                          copyright, moral rights, rights in a design, know how, confidential information and all or any other intellectual or industrial property rights whether or not registered or capable of registration and whether subsisting in the United Kingdom or any other part of the world together with all or any goodwill relating or attached thereto;

"ITA"                     Inheritance Tax Act 1984;

"JV Vessels"              the M/V PUTFORD VIKING (formerly named BLUE FLAME) and
                          the M/V NOVA;

"Legal and Beneficial
 Title" full and unrestricted title with the benefit of quiet possession and free from lawful interruption and disturbance;

"Losses" actions, proceedings, losses, damages, liabilities, claims, costs and expenses including fines, penalties, clean-up costs, legal and other professional fees and any VAT payable in relation to any such matter, circumstance or item except to the extent that the Purchaser is able to obtain credit for such VAT as input tax;

"Managed Vessels"         the vessels managed by the Company as set out in Part
                          2 of Schedule 8;

"Non Director Vendor"     a Vendor who is not a Director;


"Pension Schemes"         agreements or arrangements (whether legally
                          enforceable or not) for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or during periods of sickness or disablement for the benefit of any present or former director, officer or employee of the Company or of any of the Subsidiaries or for the benefit of the dependants of any such persons;

"Permits"                 any and all licences, consents, permits,
                          authorisations or the like, made or issued pursuant to or under, or required by, Environmental Laws in relation to the carrying on of the Business;

"Pre Completion Dividend" the dividend of (pound)6,870,350 to be declared before
                          Completion by the Company in respect of the year ended on the Balance Sheet Date and to be paid to the Vendors and 3i Group Plc prior to Completion;

"Pre Completion Period"   the period from 1st January 2000 to the date of
                          Completion (inclusive);

"Proceedings"             any proceeding, suit or action arising out of or in
                          connection with this Agreement;

"Properties"              the properties of which short particulars are set out
                          in Schedule 3 and the expression "Property" shall mean, where the context so admits, any one or more of such properties and any part or parts thereof;

"Purchaser's Group"       the Purchaser and its Affiliates;

"Purchaser's Solicitors"  Wright Son & Pepper of 9 Grays Inn Square, London WC1R
                          5JF;

"Putford Vessels"         the whole of each of the vessels listed in Part 1 of
                          Schedule 8 (or in the case of the JV Vessels the Company's interest therein) including with respect to each Vessel (whether onboard or ashore) all spare parts, davits, daughter craft, fast rescue craft and scoops and other equipment, inventory, appurtenances, stores and supplies, fuel and lubes;

"Remedial Action"         (i) preventing, limiting, removing, remedying,
                          cleaning-up, abating or containing the presence or effect of any Hazardous Matter in the Environment to the standard required by the Competent Authority
                          (including the Environment at the Property to the standard required to render the Property suitable for its Existing Use); or (ii) carrying out investigative work and obtaining legal and other professional advice as is reasonably required in relation to (i);

"Registration Rights
 Agreement"               an investment and registration rights agreement in
                          agreed terms relating to the Consideration Shares to be entered into by the Purchaser and the Vendors on Completion;

"Retention"               the sum of(pound)500,000 to be paid into the Escrow
                          Account on Completion;

"SEC"                     the United States Securities and Exchange Commission;

"Shares"                  the A Ordinary Shares ;

"SSAP" a statement of standard accounting practice or financial reporting standard in force at the date hereof as issued by the Institute of Chartered Accountants in England and Wales and adopted by the ASB as an Accounting Standard;

"Subscription Payment"    the payment of the sum set out in Clause 5.3.3;

"subsidiary"              a subsidiary within the meaning ascribed to such
                          expression by sections 736 and 736A, CA 85;

"subsidiary undertaking"  a subsidiary undertaking within the meaning ascribed to such expression by section 258, CA 85;

"Subsidiaries"            the subsidiaries of the Company named in Part 2 of
                          Schedule 2;

"Taxation" or "Tax"       (a)          all forms of taxation including any
                                       charge, tax, duty, levy, impost,
                                       withholding or liability wherever
                                       chargeable imposed for support of
                                       national, state, federal, municipal or
                                       local government or any other person and whether of the UK or any other jurisdiction; and

                          (b) any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within (a) above;

"Taxation Authority"      the Inland Revenue, Customs & Excise, Department of
                          Social Security and any other governmental or other authority whatsoever competent to impose any Taxation whether in the United Kingdom or elsewhere;

"Tax Deed"                the deed in the agreed terms containing certain
                          taxation covenants and indemnities between the Vendors and the Purchaser;

"Taxation Statute"        any directive, statute, enactment, law or regulation,
                          wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;

"Tax Warranties"          the warranties set out in Part 2 of Schedule 4;

"TCGA"                    Taxation of Chargeable Gains Act 1992;

"TMA"                     Taxes Management Act 1970;

"Trade Union"             as defined in section 1, TULRCA;

"TULRCA"                  Trade Union and Labour Relations (Consolidation) Act
                          1992;

"TUPE"                    Transfer of Undertakings (Protection of Employment)
                          Regulations 1981;

"VAT"                     value added tax;

"VATA"                    Value Added Tax Act 1994;

"Vendors' Accountants"    Bishop Fleming of 50 The Terrace, Torquay TQ1 1DD;

"Vendor Director"         a Vendor who is a Director;

"Vendors' Representative" Simon Hashim of Odinhahl, Church Road, Uggeshall,
                          Beccles, Suffolk NR34 8BH one of the Vendors;

"Vendors' Solicitors"     Eversheds of Holland Court, The Close, Norwich NR1
                          4DX;

"Vessels"                 the Putford Vessels and the Managed Vessels;

"Vessel Claim"            any Claim in respect of any of the Putford Vessels;

"Warranties"              the warranties set out in Clause 9 and Schedule 4;

"in the agreed terms"     in the form agreed between the Vendors and the
                          Purchaser and signed for the purposes of identification by or on behalf of each party.

1.2 The table of contents and headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3 Unless the context otherwise requires words denoting the singular shall include the plural and vice versa, references to any gender shall include all other genders and references to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality. References to the word "include" or "including" are to be construed without limitation.

1.4 References to recitals, schedules and clauses are to recitals and schedules to and clauses of this Agreement unless otherwise specified and references within a schedule to paragraphs are to paragraphs of that schedule unless otherwise specified.

1.5 References in this Agreement to any statute, statutory provision or EC Directive include a reference to that statute, statutory provision or EC Directive as amended, extended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision or EC Directive except to the extent that any modification enacted after the date of this Agreement would increase the liability of the Vendors under the Warranties.

1.6 Words and expressions defined in the Tax Deed shall to the extent not inconsistent bear the same meanings in this Agreement.

1.7 References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to the English legal term.

1.8 Any reference to "writing" or "written" includes faxes and any non-transitory form of visible reproduction of words.

1.9 Any agreement, covenant, representation, warranty, undertaking or liability arising under this Agreement on the part of two or more persons shall be deemed to be made or given by such persons severally.

1.10         References to the Vendors shall include each of them severally.

1.11 In Schedule 4, references to the Company shall be deemed to include a corresponding reference to the Subsidiaries, the Associated Company and each of them severally and references to the Accounts are to those of the Company or the relevant Subsidiary or the Associated Company, as the case may be.

1.12 References to times of the day are to London time and references to a day are to a period of 24 hours running from midnight.

1.13 References to the Purchaser shall include references to its successors in title to the Shares and permitted assigns.

2.           SALE AND PURCHASE

2.1          OBLIGATION TO SELL AND PURCHASE
             Subject to the terms of this Agreement, each of the Vendors shall sell with full title guarantee, that number of Shares of which he or she is the registered holder or is entitled to be the registered holder (subject only to stamping of any transfer of shares from 3i Group Plc) at Completion and which are set opposite his name in column (2) of Schedule 1 and the Purchaser shall purchase such interests in the same together with all rights attaching thereto at Completion.


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

2.2          DIVIDENDS AND DISTRIBUTIONS
             The Purchaser shall be entitled to receive all dividends and distributions declared, paid or made by the Company other than the Pre Completion Dividend and the Completion Dividend on or after the date of Completion and for the avoidance of any doubt it is agreed that the Purchaser is entitled to the benefit of the profit shown by the consolidated profit and loss account referred to in Clause 6.1.3.

2.3          SALE OF ALL SHARES
             The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

3.           CONSIDERATION

3.1          CONSIDERATION
             The Shares shall be sold for the sum of (pound)10,622,420 (Ten Million Six Hundred and Twenty Two Thousand Four Hundred and Twenty Pounds) but subject to reduction as provided in Clause 7.

3.2          The Consideration shall be paid or satisfied as follows:-

3.2.1 by the payment in cash on Completion of the sum of(pound)622,420 (Six Hundred and Twenty Two Thousand Four Hundred and Twenty Pounds) subject to the Retention;

3.2.2 by the allotment on Completion of the Consideration Shares credited as fully paid;

3.2.3        by the issue on Completion of the A Loan Notes and;

3.2.4        by the issue on Completion of the B Loan Notes.

3.3          ENTITLEMENT TO CONSIDERATION
             The Consideration shall belong to the Vendors in the proportions set opposite their respective names in column (3) of Schedule 1.

3.4          ACKNOWLEDGEMENT
             In arriving at the Consideration the parties acknowledge and confirm that they have taken into account an amount (pound)56,000 representing the difference between an assumed base value of the

             Putford Vessels for capital allowance purposes of (pound)5,000,000 and the actual base value for such purposes.

4.           WAIVERS OF PRE-EMPTION
             Each of the Vendors hereby waives all rights of pre-emption or other rights over any of the Shares conferred on him either by the articles of association of the Company or in any other way.

5.           COMPLETION

5.1          TIME AND LOCATION
             Subject as provided in sub-clause 5.5, Completion shall take place at the offices of the Vendors' Solicitors immediately after signature of this Agreement.

5.2          VENDORS' OBLIGATIONS

             At Completion:

5.2.1 the Vendors shall deliver or make available to the Purchaser each of the documents listed in Part 1 of Schedule 6; and

5.2.2 the Vendors shall procure that all necessary steps are taken properly to effect the matters listed in Part 2 of Schedule 6 at board meetings of the Company and each of the Subsidiaries and shall deliver to the Purchaser duly signed minutes of all such board meetings.

5.3          PURCHASER'S OBLIGATIONS
             Subject to the Vendors complying with their obligations under sub-clause 5.2 the Purchaser shall at Completion:

5.3.1 procure that all necessary steps are taken properly to effect the matters listed in Part 3 of Schedule 6 at a board meeting of the Purchaser and shall deliver to the Vendors a duly signed minute of such board meeting;

5.3.2        deliver to the Vendors each of the documents listed in Part 4 of
             Schedule 6;

5.3.3 subscribe in cash for 135,758,640 B Ordinary Shares and shall pay or procure the payment of (pound)13,575,864 by way of electronic transfer in immediately available funds to the Vendors' Solicitors who are hereby irrevocably authorised by the Company to receive the same;


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
5.3.4 pay or procure the payment of the sum of (pound)622,420 by way of electronic transfer in immediately available funds to the Vendors' Solicitors who are irrevocably authorised by the Vendors to receive the same and whose receipt shall be an effective discharge of the Purchaser's obligation to pay such sum and the Purchaser shall not be concerned to see the application of such sum save that it is agreed that (pound)500,000 shall be paid into the Escrow Account in respect of the Retention as soon as practicable after Completion;

5.4          SUBSCRIPTION PAYMENT
             The parties hereby agree and shall procure that the Company uses the Subscription Payment to satisfy the payment of the Completion Dividend to the Vendors and the parties irrevocably authorise the Vendors' Solicitors to release the Subscription Payment to the Vendors.

5.5          VENDORS' FAILURE TO COMPLY
             If in any respect reasonably material to the Purchaser the provisions of sub-clause 5.2 and Schedule 6 are not complied with on the date of Completion applicable under sub-clause 5.1, the Purchaser shall not be obliged to complete this Agreement but may:

5.5.1 defer Completion to a date not more than twenty-eight days after the date set by sub-clause 5.1 (and so that the provisions of this sub-clause 5.6 shall apply to Completion as so deferred);

5.5.2 proceed to Completion so far as practicable and without prejudice to its rights under this Agreement; or


5.5.3 waive all or any of the requirements contained in sub-clause 5.2 at its discretion.

5.6          PENDING REGISTRATION
             Each of the Vendors hereby declares that so long as he remains the registered holder of any of the Shares after Completion he will:-

5.6.1 stand and be possessed of the Shares and the dividends and other distributions of profits or surplus or other assets in respect thereof and all rights arising out of or in connection therewith in trust for the Purchaser other than the Completion Dividend and the Pre Completion Dividend;


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
5.6.2 deal with and dispose of the Shares, and all such dividends, distributions and rights attaching to the Shares as the Purchaser may reasonably direct and at its cost;

5.6.3 at the request of the Purchaser and at its cost vote at all meetings which he shall be entitled to attend as the holder of the Shares in such manner as the Purchaser may reasonably direct; and

5.6.4 if so requested by the Purchaser and at its cost, execute all instruments of proxy or other documents which the Purchaser may reasonably require and which may be necessary or desirable to enable the Purchaser to attend and vote at any such meeting.

6.           COMPLETION ACCOUNTS
6.1          PREPARATION OF COMPLETION ACCOUNTS
6.1.1 Forthwith after Completion, the Purchaser shall prepare the Completion Accounts for the Group as at the close of business on the date of Completion and shall submit them to the Vendors' Accountants for review within 60 days after Completion. The Vendors shall pay the charges of the Vendors' Accountants.

6.1.2 If the Purchaser shall fail to procure the preparation of accounts in accordance with sub-clause 6.1.1, the Vendors may procure the same at the Purchaser's expense.

6.1.3 The Completion Accounts shall consist of a consolidated balance sheet for the Company as at the close of business on the date of Completion and a consolidated profit and loss account for the Company (including the results to the extent of the Company's respective interests therein of (a) the Company's joint ventures in respect of the BLUE FLAME and NOVA stand by vessels and (b) the Associated Company) in respect of the Pre-Completion Period and the Completion Accounts shall be prepared in accordance with the principles set out in Schedule 5.

6.1.4 within 15 Business Days after receipt of the Completion Accounts pursuant to sub-clause 6.1.1 the Vendors' Accountants notify the Purchaser in writing of any disagreement or difference of opinion relating to the Completion Accounts, the parties shall be deemed to have accepted and agreed the Completion Accounts.

6.1.5        If within the period of 15 Business Days referred to in sub-clause
             6.1.4 the Vendors' Accountants notify the Purchaser of any disagreement or difference of opinion relating to the Completion Accounts ("Notice of Disagreement") and if they are able to resolve such disagreement or difference of opinion within 15 Business Days of the Notice of Disagreement, the parties shall be deemed to have accepted and agreed such accounts.

6.1.6 If the Purchaser and the Vendors' Accountants are unable to reach agreement within 15 Business Days of the Notice of Disagreement, the matter in dispute shall be referred to the decision of an independent chartered accountant (the "Independent Accountant") to be appointed (in default of nomination by agreement between the Vendors and the Purchaser within 7 Business Days) by the President for the time being of the Institute of Chartered Accountants in England and Wales.

6.1.7 The Independent Accountant shall act as an expert and not as an arbitrator, the Arbitration Act 1996 shall not apply and his decision shall (in the absence of manifest error) be final and binding on the Vendors and the Purchaser. The costs of the Independent Accountant shall be apportioned between the Vendors and the Purchaser as the Independent Accountant shall decide but each party shall be responsible for its own costs of presenting its case to the Independent Accountant.

6.1.8 The Purchaser shall procure that the Vendors' Accountants are given access to all the relevant books, records and accounts of the Company and the Purchaser agrees that the Vendors' Accountants shall be at liberty to disclose to the Vendors any information and copies of any documents which they receive by virtue of this clause for the purposes of reviewing the Completion Accounts.

7.           REDUCTION OF CONSIDERATION
7.1 The Consideration shall be reduced after Completion in accordance with the following provisions of this Clause 7.

7.2 If the Adjusted Net Current Assets are less than (pound)4,254,284 (Four Million Two Hundred and Fifty Four Thousand Two Hundred and Eighty Four) the Consideration shall be reduced by the amount of the deficiency.

7.3          If notwithstanding the provisions of paragraph 5.1.4 of Part 1 of
             Schedule 4 any dividends (other than the Pre Completion Dividend and the Completion Dividend) or other distributions referable to the profits of the Group for the Pre-Completion Period (as shown in the Completion Accounts) have been paid to or declared payable to the Vendors the Consideration shall be reduced by the amount of such dividend or distribution.

7.4 If the aggregate amount of salaries, fees, pension contributions and other contractual benefits payable to such of the Vendors who are employees or officers of or consultants to any member of the Group during the Pre-Completion Period exceeds the sum of (pound)180,000 the Consideration shall be reduced by the amount of the excess.

7.5 If any Putford Vessel has been sold by the Company in the Pre-Completion Period and the sale price is less than the value set opposite the name of that Putford Vessel the Consideration shall be reduced by the aggregate of the amount of the deficiency and the amount of any tax chargeable on the disposal.

7.6 If any other fixed assets of the Group have been sold in the Pre-Completion Period and the sale price is less than the value attributed to it in the Accounts the Consideration shall be reduced by the aggregate of the amount of the deficiency and the tax chargeable on disposal before taking into account any available reliefs.

7.7 If during the Pre-Completion Period any of the Putford Vessels has been lost or destroyed or damaged beyond repair and the amount of any insurance claim in respect thereof agreed by the insurer is less than the value set opposite the name of that Putford Vessel the Consideration shall be reduced by the amount of the deficiency.

7.8 Period any other fixed assets of the Group has been lost, destroyed or damaged beyond repair and the amount of any insurance claim in respect thereof agreed by the insurers is less than the value attributed to it in the Accounts the Consideration shall be reduced by the amount of the deficiency.

7.9 The Consideration may be reduced in accordance with the provisions of the A Loan Notes.

7.10 Any reduction in the Consideration pursuant to any of the sub-clauses of this Clause 7 shall be without prejudice to and in addition to any reduction pursuant to any of the other sub-clauses of this Clause 7.

7.11 Any reduction in the Consideration pursuant to any of the provisions of the sub-clauses of this Clause 7 shall be paid out of the Retention and if and to the extent that the Retention is insufficient may be set off against payments due under the A Loan Notes or the B Loan Notes and the Vendors shall be severally liable (in the proportions set out in column 4 of Schedule 1 to pay the Purchaser the amount of any reduction in the Consideration pursuant to any of the sub-clauses of this Clause 7 which they have received as an overpayment of the Consideration.

8.           CONSIDERATION SHARES, A LOAN NOTES AND B LOAN NOTES
8.1          The Purchaser warrants that:-

8.1.1 the Consideration Shares to be delivered by the Purchaser to the Vendors under this Agreement have been duly authorised and when delivered as provided herein will be validly issued, fully paid and non-assessable;

8.1.2 the Consideration Shares have all of the rights ascribed thereto by the Purchaser's Certificate of Incorporation and the holders of outstanding shares of capital stock of the Purchaser are not entitled to preemptive or other rights to subscribe for or purchase the Consideration Shares.

8.2 Each Vendor acknowledges and agrees that (i) the Consideration Shares will be issued to the Vendors without registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), in reliance on an applicable exemption from such registration, (ii) the Consideration Shares may not be offered for sale, sold or otherwise transferred except as provided in the Investment and Registration Rights Agreement, (iii) the Vendor shall be making certain representations, warranties and covenants relating to the foregoing pursuant to the Investment and Registration Rights Agreement and (iv) the A Loan Notes and the B Loan Notes will be issued to the Vendors without registration under the Securities Act in reliance on an applicable exemption from such registration and neither the A Loan Notes nor the B Loan Notes may be offered for sale, sold or otherwise transferred in the absence of such registration or an exemption therefrom.

8.3 Each Vendor, by reason of his business and financial experience, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment represented by the Consideration Shares, A Loan Notes and B Loan Notes (collectively, the "Seacor Securities"), is able to bear the economic risk of such investment and is able to afford a complete loss of such investment. Each Vendor has received Seacor's 1999 Annual Report and proxy statement for its 2000 Annual Meeting of Stockholders and has had an opportunity to review such materials and has been given a full opportunity to ask questions of and to receive answers from representatives of the Purchaser concerning the terms of the Seacor Securities, the business of the Purchaser and such other information as he desired in order to evaluate an investment in the Seacor Securities, and all such questions have been answered to the full satisfaction of such Vendor.

9.           WARRANTIES
9.1          EXTENT OF WARRANTIES
             In consideration of the Purchaser agreeing to purchase the Shares on the terms contained in this Agreement, the Vendors hereby:

9.1.1 in relation to the Company and each of the Subsidiaries warrant, represent and undertake to the Purchaser in the terms set out in
             Schedule 4;

9.1.2 without restricting the rights of the Purchaser to claim damages on any basis available to it in the event of any breach or non-fulfilment of any of the Warranties, undertake to the Purchaser that the Vendors will on demand pay to the Purchaser :

             (a) the full amount of any shortfall or diminution in the value of any assets of the Company or any of the Subsidiaries or of the Business as a result of or in relation to any act, matter thing or circumstance constituting a breach or non-fulfilment of any of the Warranties; and

             (b) all costs, expenses and disbursements suffered or incurred by the Purchaser, the Company, any of the Subsidiaries or any such successor directly or indirectly as a result of or in relation to any breach or non-fulfilment of any of the Warranties, provided that any amount so payable shall be increased so as to ensure that the net amount received by the Purchaser or any such successor shall after Taxation be equal to that which would have been received had the payment and any increased payment not been subject to Taxation.

9.2          OBLIGATION TO MAKE ENQUIRIES
             Where any of the Warranties is made or given "so far as the Vendors are aware", such Warranty shall be deemed to be given to the best of the knowledge, information and belief individually or collectively of any one or more of the Directors after making due and careful enquiries into the subject matter of that warranty before giving such warranty and the knowledge, information and belief of any one of the Directors shall be imputed to the remaining Vendors. In the case of the Properties, "due and careful enquiries" within this Clause 9.2 shall not include any enquiries of third parties or relevant authorities which would normally be made by a prudent Purchaser direct.

9.3          INFORMATION SUPPLIED BY THE COMPANY AND SUBSIDIARIES
             Any information supplied by or on behalf of the Company or on behalf of any of the Subsidiaries (or by any officer, employee or agent of any of them) to the Vendors or their advisers in connection with the Warranties, the Indemnities or the Tax Deed or the information Disclosed in the Disclosure Documents shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Vendors and the Vendors hereby undertake to the Purchaser to waive any and all claims which they might otherwise have against the Company or any of the Subsidiaries or against any officer, employee or agent of any of them in respect of such claims but so that this shall not preclude any Vendor from claiming against any other Vendor under any right of contribution or indemnity to which he may be entitled.

9.4          SEPARATE AND INDEPENDENT WARRANTIES
             Each of the Warranties set out in the separate paragraphs of
             Schedule 4 shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any other such Warranty or by anything in this Agreement, the Disclosure Documents or the Tax Deed.

9.5 Each of the Warranties in respect of the Associated Company shall be qualified by the expression "so far as the Vendors are aware no enquiries having been made other than of the directors and relevant employees of the Associated Company".

9.6          RELIANCE
             The Purchaser has entered into this Agreement upon the basis of and in reliance upon the Warranties and the Indemnities.

9.7          PURCHASER WARRANTY
             The Purchaser warrants to and with the Vendors that the signature, execution and performance of this Agreement and all ancillary documents by the Purchaser have been duly authorised and are within the power of the Purchaser and constitute binding obligations in accordance with their terms.


10.          LIMITATION OF VENDORS' LIABILITY
10.1         LIMITATIONS ON LIABILITY
             The liability of the Vendors in respect of any claim under the Warranties shall be limited as provided in Schedule 7 but so that the limitations on the liability of the Vendors under this sub-clause 10.1 and Schedule 7 shall not apply in relation to the Warranties set out in paragraph 2.4.1 of Schedule 4.

10.2         EXCLUSIONS FROM CLAUSE 10
             Notwithstanding any other provision of this Agreement, the provisions of this Clause 10 and Schedule 7 shall not apply to any claim:

10.2.1 made against the Vendors in the case of any fraud or dishonesty by or on behalf of all or any of the Vendors provided that each Vendor shall be solely responsible for his own fraudulent or dishonest acts; or

10.2.2       made under the Indemnities.

11.          INDEMNITIES
11.1         DEBTORS
             If the Company or any Subsidiary does not collect in full any debt warranted under this Agreement as collectable because:

11.1.1 despite its reasonable endeavours it has been unable to do so in the ordinary course of business within three months of the due date; or

11.1.2 the debtor has gone into liquidation (within the meaning of section 247 of the Insolvency Act 1986),

             an amount equal to the uncollected amount which would have been recoverable if the debt had been collectable in full in accordance with the warranty may be set off against the amount due under the A Loan Notes and/or the B Loan Notes and the A Loan Notes and the B Loan Notes may be abated accordingly.

11.2 The Vendors hereby agree to indemnify and keep indemnified the Purchaser from and against any loss, damage, claim or expense suffered or incurred by the Purchaser by reason of the Company at any time during the period of 12 months preceding Completion failing to have followed its normal dry docking or maintenance practices in respect of the Vessels or its normal practices of replacement of spares in respect of the Vessels or deferring any maintenance of the Vessels which it would otherwise have carried out in accordance with its normal practices.

12.          PROTECTION OF GOODWILL
12.1         COVENANTS
             As further consideration for the Purchaser agreeing to purchase the Shares on the terms contained in this Agreement and with the intent of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Group and as a constituent part of the sale of the Shares, each Vendor Director hereby undertakes to the Purchaser (contracting for itself and on behalf of the Company and of each of the Subsidiaries and for any successor in title to the Shares or to part or all of the Business) that (except as a director or employee of the Company or of any of the Subsidiaries or with the written consent of the Purchaser) he shall not whether on his own behalf or with or on behalf of any person and whether directly or indirectly by any or person or business controlled by them or any Connected Person:

12.1.1 For a period of 2 years from Completion carry on or be employed, engaged, concerned, interested or in any way assist within the United Kingdom any business which may in any way be in competition with all or part of the Business provided that nothing in this sub-clause 12.1.1 shall prevent a Vendor Director from holding for investment purposes only any units of an authorised unit trust and/or not more than five % of any class of the issued share or loan capital of any company quoted on a recognised investment exchange (as defined in the Financial Services Act 1986);

12.1.2 For a period of 2 years from Completion canvass, solicit or approach or cause to be canvassed, solicited or approached (in relation to a business which may in any way compete with all or part of the Business) the custom of any person who at any time during the 12 months preceding Completion shall have been a client or customer or joint venture partner of the Company or of any of the Subsidiaries;

12.1.2 For a period of 2 years from Completion in relation to a business which may in any way compete with all or part of the Business provide or seek to provide services to any person who at any time during the 12 months preceding Completion shall have been a client or customer or joint venture partner of the Company or of any of the Subsidiaries;

12.1.4 For a period of 2 years from Completion interfere or seek to interfere or take such steps as may interfere with supplies to the Company and/or any of the Subsidiaries from any suppliers who shall have been supplying goods or services to the Company or to any of the Subsidiaries for use in connection with the Business at any time during the period of 12 months prior to the date of Completion;

12.1.5 For a period of 2 years from Completion offer employment to or employ or offer to conclude any contract of services with employees of the Company or of any of the Subsidiaries employed in a managerial, supervisory or sales capacity or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any such employees of the Company or of any of the Subsidiaries to terminate their employment with the Company or any of the Subsidiaries; or

12.1.6 at any time after Completion use as a trade or business name or mark or carry on a business under a title containing the word(s) "Putford" or "Boston Putford" or "BPOS" or any other word(s) which is(are) deliberately calculated to resemble the same.

             Each undertaking contained in this sub-clause 12.1 shall be read and construed independently of the other undertakings herein as an entirely separate and severable undertaking.

12.2 Each Non Director Vendor hereby undertakes to the Purchaser (contracting as aforesaid) in the terms of Clause 12.1.6 and on the basis of the first paragraph of Clause 12.1.

12.3         SEVERABILITY OF COVENANTS
             Whilst the undertakings in sub-clause 12.1 and sub-clause 12.2 are considered by the parties to be reasonable in all the circumstances, if any one or more should for any reason be held to be invalid but would have been held to be valid if part of the wording thereof was deleted or the period thereof reduced or the range of activities or area covered thereby reduced in scope, the said undertakings shall apply with the minimum modifications necessary to make them valid and effective.

13.          ANNOUNCEMENTS
13.1         RESTRICTIONS ON ANNOUNCEMENTS
             No press conference, announcement or other communication concerning the transactions referred to in this Agreement, shall be made or despatched by the Vendors on the one hand or the Purchaser on the other hand or their agents, employees or advisers to any third party without the prior written consent of Purchaser or the Vendors' Representative (as the case may be) save as may be required by law or any regulatory authority or the SEC.

13.2         TIME LIMIT
             The restrictions contained in this Clause 13 shall continue to apply after Completion without limit in time.

14.          FURTHER ASSURANCE

             The Vendors shall, from time to time on being reasonably required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Purchaser as the Purchaser may reasonably consider necessary for giving full effect to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement at the cost and expense of the Vendors.

15.          ASSIGNMENT
15.1         LIMITED ASSIGNMENT
             No party may assign the benefit of this Agreement whether absolutely or by way of security except (in the case of the Purchaser only) by way of an absolute assignment (subject to the provisions of Schedule 7) and any purported assignment in contravention of this clause shall be ineffective.

15.2         SUCCESSORS IN TITLE
             Subject to sub-clause 15.1, this Agreement shall be binding upon and enure for the benefit of the personal representatives and assigns and successors in title of each of the parties and references to the parties shall be construed accordingly.

16.          ENTIRE AGREEMENT: REMEDIES
16.1         ENTIRE AGREEMENT
16.1.1 This Agreement together with the Tax Deed and any other documents in agreed terms constitutes the whole and only agreement between the parties relating to the subject matter hereof and supersedes and extinguishes any prior drafts, previous agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing between the parties, in connection with the subject matter hereof.

16.1.2 The Purchaser agrees and acknowledges that it does not enter into this Agreement in reliance on any warranty, representation, undertaking, stipulation or agreement other than those contained in this Agreement.

16.2         REMEDIES
16.2.1 Subject to Clause 16.2.2 and Schedule 7, the rights of the Purchaser under this Agreement are independent, cumulative and without prejudice to all other rights available to it whether as a matter of common law, statute, custom or otherwise.
16.2.2 The Purchaser agrees and acknowledges that its only remedies in respect of any matter which renders any of the Warranties incorrect or inconsistent with any of them are in breach of contract in respect of the Warranties concerned.

16.2.3 The Purchaser further agrees and acknowledges that it has no right to rescind this Agreement either for breach of contract or for negligent or innocent misrepresentation.

16.2.4 Without prejudice to the generality of the foregoing, the Purchaser waives any right or remedy it may have against the Vendors in respect of any statement (whether oral or written) of fact or opinion whatsoever, including any untrue or misleading statement, Warranty or representation, expressed or implied, made to the Purchaser or its agents, officers or employees during the negotiation of or otherwise in connection with this Agreement save for any Warranty, representation or undertaking expressly contained in this Agreement.

16.3         NON-EXCLUSION OF FRAUD
             Nothing in this Agreement, the Tax Deed or any other document in agreed terms shall be read or construed as excluding any liability or remedy as a result of fraud.

17.          WAIVER, VARIATION AND RELEASE
17.1         NO WAIVER BY OMISSION, DELAY OR PARTIAL EXERCISE
             No omission to exercise or delay in exercising on the part of any party to this Agreement any right, power or remedy provided by law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by law (as allowed by this Agreement) or under this Agreement.

17.2         SPECIFIC WAIVERS TO BE IN WRITING
             Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

17.3         VARIATIONS TO BE IN WRITING
             No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party.

17.4         NON-RELEASE OF ALL VENDORS
             Any liability to the Purchaser under this Agreement or under the Tax Deed (when executed) may in whole or in part be released, compounded or compromised or time or indulgence given by the Purchaser in its absolute discretion as regards any of the Vendors under such liability without in any way prejudicing or affecting its rights against any other or others of the Vendors under the same or like liability, whether joint or several or otherwise.

18.          COSTS AND EXPENSES
18.1         PAYMENT OF COSTS
             Save as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

18.2         COMPANY AND SUBSIDIARIES TO PAY NO COSTS
             For the avoidance of doubt, neither the Company nor any of the Subsidiaries shall pay any legal or other professional charges and expenses in connection with any investigation of the affairs of the Group or the negotiation, preparation, execution and carrying into effect of this Agreement.

19.          PAYMENTS
             Save as envisaged in paragraph 18 of Schedule 7, all payments to be made under this Agreement and/or the Tax Deed and/or the A Loan Notes and/or the B Loan Notes shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold and the payer will simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

20.          NOTICES
20.1         FORM OF NOTICES
             Any communication to be given in connection with the matters contemplated by this Agreement shall except where expressly provided otherwise be in writing and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

20.2         ADDRESS AND FACSIMILE
             Such communication shall be sent to the address of the relevant party referred to in this Agreement (save that notices to the Purchaser shall be sent to 1370 Avenue of the Americas, 25th Floor, New York, NY 10019) or the facsimile number set out below or to such other address or facsimile number as may previously have been communicated to the other party in accordance with this clause. Each communication shall be marked for the attention of the relevant person.

             Purchaser - facsimile number: 001 212 582 8522. For the attention of Randall Blank.

             Copies to:-

             Alice Gran - 9 Grays Inn Square, London WC1R 5JF, facsimile number:
             020 7404 1301

             Purchaser's Solicitors (for the attention of S.M. Alais) - facsimile number: 020 7831 7454

20.3         DEEMED TIME OF SERVICE
             A communication shall be deemed to have been served:

20.3.1 if delivered by hand at the address referred to in sub-clause 20.2, at the time of delivery;

20.3.2 if sent by first class pre-paid post to the address referred to in sub-clause 20.2, at the expiration of two clear days after the time of posting; and

20.3.3 if sent by facsimile to the number referred to in sub-clause 20.2, at the time of completion of transmission by the sender.

             If a communication would otherwise be deemed to have been delivered outside normal business hours in the time zone of the territory of the recipient under the preceding provisions of this clause, it shall be deemed to have been delivered at the next opening of such business hours in the territory of the recipient.

20.4         PROOF OF SERVICE
             In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter or that the facsimile was despatched and a confirmatory transmission report received.
20.5         CHANGE OF DETAILS
             A party may notify the other parties to this Agreement of a change to its name, relevant person, address or facsimile number for the purposes of sub-clause 20.1 Provided that such notification shall only be effective on:

20.5.1 the date specified in the notification as the date on which the change is to take place; or

20.5.2 if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

20.6         NOTICE TO VENDORS
             Notice given to the Vendors' Representative shall be deemed to be notice to all of the Vendors. Any notice to be given by the Vendors shall be sufficiently given on behalf of them all by the Vendors' Representative.

20.7         NON-APPLICABILITY TO PROCEEDINGS
             For the avoidance of doubt, the parties agree that the provisions of this Clause 20 shall not apply in relation to the service of any writ, summons, order, judgment or other document relating to or in connection with any Proceedings.

21.          DEFAULT INTEREST
21.1         INTEREST ON LATE PAYMENT
             If a party which is required to pay any sum under this Agreement fails to pay any sum payable by it under this Agreement on the due date for payment (the "defaulting party"), it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgment) in accordance with this clause.

21.2         AMOUNT
             The defaulting party shall pay interest at the rate which is the aggregate of 4% per annum and the base rate from time to time of Barclays Bank plc.

21.3         BASIS OF PAYMENT
             Interest under this clause shall accrue from day to day and shall be paid by the defaulting party on demand.

22.          COUNTERPARTS
22.1         EXECUTION IN COUNTERPARTS
             This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

22.2         ONE AGREEMENT
             Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same agreement.

23.          INVALIDITY
             Each of the provisions of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

24.          AGREEMENT TO CONTINUE IN FULL FORCE AND EFFECT
             This Agreement together with the Tax Deed shall to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

25.          CONFIDENTIALITY
25.1         PROHIBITION ON DISCLOSURE
             Each of the Vendors hereby undertakes with the Purchaser that it shall both during and after the term of this Agreement preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes Confidential Information except:

25.1.1       in the circumstances set out in sub-clause 25.2;

25.1.2       to the extent otherwise expressly permitted by this Agreement; or

25.1.3 with the prior consent in writing of the party to whose affairs such Confidential Information relates.

25.2         PERMITTED DISCLOSURES
             The circumstances referred to in sub-clause 25.1.1 are:

25.2.1 where the Confidential Information, before it is furnished to any of the Vendors, is in the public domain;

25.2.2 where the Confidential Information, after it is furnished to any of the Vendors, enters the public domain otherwise than as a result of
             (i) a breach by any of the Vendors of its obligations in this Clause 25 or (ii) a breach by the person who disclosed that Confidential Information of a confidentiality obligation and any of the Vendors is aware of such breach;

25.2.3 if and to the extent the Vendors make disclosure of the Confidential Information to any person:

             (a)     in compliance with any requirement of law; or

             (b) in order to obtain tax or other clearances or consents from the Inland Revenue or other relevant taxing or regulatory authorities.

             Provided that any such information disclosable pursuant to paragraphs (a) or (b) of sub-clause 25.2.3 shall be disclosed only to the extent required by law and only after consultation with the Purchaser.

25.3         NO TIME LIMIT
             The restrictions contained in this clause shall continue to apply after Completion without limit in time.

26.          EMPLOYEE BONUS
26.1 The parties shall procure that the Group or the relevant employer pays an amount which together with employers NI contributions thereon is (pound)310,000 by way of a bonus to those employees set out in Schedule 10 in the proportion set opposite each employee's name as soon as practicable following Completion.

27.          GOVERNING LAW AND JURISDICTION
27.1         ENGLISH LAW
             This Agreement shall be governed by and construed in accordance with English law.

27.2         COURTS OF ENGLAND AND WALES
             The parties to this Agreement irrevocably agree that, for the exclusive benefit of the Purchaser, the courts of England shall have jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any Proceedings may be brought in such courts.

             SERVICE OF PROCEEDINGS
27.3 The Purchaser irrevocably appoints the Purchaser's Solicitors as its process agent to receive on its behalf service of any process in any proceedings in England. Such service shall be deemed completed on delivery to the process agent, (marked for the attention S.M. Alais) whether or not such process is forwarded to and received by the Purchaser. If for any reason such process agent ceases to be able or willing to act as process agent, the Purchaser irrevocably agrees to appoint another firm of English solicitors as a substitute process agent and to deliver to the other parties a copy for the new process agent's acceptance of that appointment within 30 days of such acceptance.



AS WITNESS the hands of the parties or their duly authorised representatives on the date first appearing at the head of this Agreement.

                                   SCHEDULE 1
                                   ----------

                                  THE VENDORS

                                   SCHEDULE 2
                                   ----------
                                     PART 1
                                     ------
                                  THE COMPANY

1.           Registered Number:                     455971

2.           Date of Incorporation:                 23rd June 1948

3.           Place of Incorporation:                England and Wales

4.           Address of Registered Office:          19 Dendy Road, Paignton, Devon TQ4 5DB

5.           Class of Company:                      Private

6.           Authorised Share Capital:              (pound)15,005,609.90

7.           Issued Share Capital:                  (pound)5,557.80 comprising  55,578 A
                                                     ordinary shares of 10p each

8.           Loan Capital:                          None

9.           Accounting Reference Date:             31st December

10.          Directors:
             Full Name                    Usual Residential Address                    Nationality

             George Alfred                Evanger, Broadview Road                          British
             Catchpole                    Oulton Broad
                                          Lowestoft, Suffolk NR32 3PL

             Peter Frederick              Waterfront, 9 Romany Road,                       British
             Catchpole                    Oulton Broad, Lowestoft,
                                          Suffolk NR32 3PJ

             Richard George               Waveney House, Priory Road,                      British
             Catchpole                    St Olaves, Great Yarmouth
                                          Norfolk NR31 9HQ

             Robert Frederick             Kessett, Broadview Road,                         British
             Catchpole                    Oulton Broad, Lowestoft,
                                          Suffolk NR32 3PL


                                       38

             John Keith                   Oaklands, Priory Road,                           British
             Cowan                        St Olaves, Great Yarmouth
                                          Norfolk NR31 9HQ

             John Randolph                The Grove, Frostenden Wangford,                  British
             Hashim                       Beccles, Suffolk NR34 8BS

             Paul Randolph                The Grove, Frostenden                            British
             Hashim                       Beccles, Suffolk NR34 8BS

             Simon John                   Odinhahl, Church Lane,                           British
             Hashim                       Uggeshall, Beccles,
                                          Suffolk NR34 8BH

             Norwood Ian                  58 Corton Road, Lowestoft,                       British
             Palmer                       Suffolk NR32 4PP

             Dorothy Rainey               The Millers House,                               British
                                          53 Staithe Road, Bungay,
                                          Suffolk NR35 1EU

             Pauline Gillian              16 Oulton Street, Oulton Village,                British
             Watson                       Lowestoft, Suffolk NR32 3BB

11.          Secretary:
             Full Name                    Usual Residential Address

             Pauline Gillian              6 Farnham Close, Oulton Broad
             Watson                       Lowestoft, Suffolk NR32 4SJ

12.          Auditors:                         Bishop Fleming
                                               50 The Terrace, Torquay, Devon TQ1 1DD

13.          Bankers:                          Barclays Bank plc
                                               61 London Road North, Lowestoft,
                                               Suffolk NR32 1LT


                                     PART 2
                                     ------
                                THE SUBSIDIARIES

1.           Name of Subsidiary:                    Boston Putford Offshore Safety Limited

2.           Registered Number:                     1156004

3.           Date of Incorporation:                 9th January 1974

4.           Place of Incorporation:                England and Wales

5.           Address of Registered Office:          19 Dendy Road, Paignton, Devon TQ4 5DB

6.           Class of Company:                      Private

7.           Authorised Share Capital:              (pound)100,000

8.           Issued Share Capital:                  (pound)1,000 comprising 1,000 ordinary
                                                     shares of(pound)1 each

             Held by:                               Putford Enterprises Limited

9.           Loan Capital:

10.          Accounting Reference Date:             31st December

11.          Directors:
             Full Name                    Usual Residential Address                 Nationality

             Robert Frederick             Kessett, Broadview Road,                      British
             Catchpole                    Oulton Broad, Lowestoft,
                                          Suffolk NR32 3PL

             John Keith                   Oaklands, Priory Road,                        British
             Cowan                        St Olaves, Great Yarmouth
                                          Norfolk NR31 9HQ

             Simon John                   Odinhahl, Church Lane,                        British
             Hashim                       Uggeshall, Beccles,
                                          Suffolk NR34 8BH


                                       40

             Norwood Ian                  58 Corton Road, Lowestoft,                    British
             Palmer                       Suffolk NR32 4PP

             Paul Jonathan                7 Old Farm Road, Carlton Colville             British
             Willis                       Lowestoft, Suffolk NR33 8RR

12.          Secretary:
             Full Name                    Usual Residential Address

             Pauline Gillian              16 Oulton Street, Oulton Village,
             Watson                       Lowestoft, Suffolk NR32 3BB

13.          Auditors:                                 Bishop Fleming
                                                       50 The Terrace, Torquay, Devon TQ1 1DD

14.          Bankers:                                  Barclays Bank plc
                                                       61 London Road North, Lowestoft,
                                                       Suffolk NR32 1LT


1.           Name of Subsidiary:                    Southern Crewing Services Limited

2.           Registered Number:                     2858994

3.           Date of Incorporation:                 4th October 1993

4.           Place of Incorporation:                England and Wales

5.           Address of Registered Office:          19 Dendy Road, Paignton, Devon TQ4 5DB

6.           Class of Company:                      Private

7.           Authorised Share Capital:              (pound)100

8.           Issued Share Capital:                  (pound)2 comprising 2 ordinary shares of(pound)1 each

             Held by:                               Boston Putford Offshore Safety Limited

9.           Loan Capital:

10.          Accounting Reference Date:             31st December

11.          Directors:
             Full Name                    Usual Residential Address             Nationality

             Simon John                   Odinhahl, Church Lane,                    British
             Hashim                       Uggeshall, Beccles,
                                          Suffolk NR34 8BH

             Norwood Ian                  58 Corton Road, Lowestoft,                British
             Palmer                       Suffolk NR32 4PP

12.          Secretary:
             Full Name                    Usual Residential Address

             Pauline Gillian              16 Oulton Street, Oulton Village,
             Watson                       Lowestoft, Suffolk NR32 3BB


                                       42

13.          Auditors:                         Bishop Fleming
                                               50 The Terrace, Torquay, Devon TQ1 1DD

14.          Bankers:                          Barclays Bank plc
                                               61 London Road North, Lowestoft,
                                               Suffolk NR32 1LT

1.           Name of Subsidiary:                    Warbler Shipping Limited

2.           Registered Number:                     986544

3.           Date of Incorporation:                 10th August 1970

4.           Place of Incorporation:                England and Wales

5.           Address of Registered Office:          19 Dendy Road, Paignton, Devon TQ4 5DB

6.           Class of Company:                      Private

7.           Authorised Share Capital:              (pound)1,000

8.           Issued Share Capital:                  (pound)750 comprising 7,501 ordinary shares of 10p each

             Held by:                               Putford Enterprises Limited

9.           Loan Capital:

10.          Accounting Reference Date:             31st December

11.          Directors:
             Full Name                    Usual Residential Address                 Nationality

             George Alfred                Evanger, Broadview Road                       British
             Catchpole                    Oulton Broad
                                          Lowestoft, Suffolk NR32 3PL

             Peter Frederick              Waterfront, 9 Romany Road,                    British
             Catchpole                    Oulton Broad, Lowestoft,
                                          Suffolk NR32 3PJ

             John Randolph                The Grove, Frostenden Wangford,               British
             Hashim                       Beccles, Suffolk NR34 8BS

             Paul Randolph                The Grove, Frostenden                         British
             Hashim                       Beccles, Suffolk NR34 8BS



                                       44

             Simon John                   Odinhahl, Church Lane,                        British
             Hashim                       Uggeshall, Beccles,
                                          Suffolk NR34 8BH

12.          Secretary:
             Full Name                    Usual Residential Address

             Pauline Gillian              16 Oulton Street, Oulton Village,
             Watson                       Lowestoft, Suffolk NR32 3BB

13.          Auditors:                           Bishop Fleming
                                                 50 The Terrace, Torquay, Devon TQ1 1DD

14.          Bankers:                            Barclays Bank plc
                                                 61 London Road North, Lowestoft,
                                                 Suffolk NR32 1LT


                                     PART 3
                                     ------
                               ASSOCIATED COMPANY

1.           Name of Associated Company:  West Coast Standby Limited

2.           Registered Number:                     SC156269

3.           Date of Incorporation:                 1st March 1995

4.           Place of Incorporation:                Scotland

5.           Address of Registered Office:          207 Albert Quay, Aberdeen, SB9 FS

6.           Class of Company:                      Private

7.           Authorised Share Capital:              (pound)100,000

8.           Issued Share Capital:                  (pound)100  comprising 50 A Ordinary  Shares of(pound)1 each and 50 B Ordinary
                                                     Shares of(pound)1 each

             Held by:                               Boston Putford Offshore Safety Limited - 50 B Shares
                                                    North Star Shipping (Aberdeen) Limited - 50 A Shares

9.           Loan Capital:

10.          Accounting Reference Date:             30th April

11.          Directors:
             Full Name                    Usual Residential Address                 Nationality

             Callum Bruce                 9 Oldfold Avenue, Milltimber,                 British
                                          Aberdeen, Scotland AB1 OXJ

             James Douglas                Birchwood, 6 Hillhead Road,                   British
             Craig                        Bieldside, Aberdeen, Scotland
                                          AB15 9EJ

             Simon John                   Odinhahl, Church Lane,                        British
             Hashim                       Uggeshall, Beccles,
                                          Suffolk NR34 8BH



                                       46

             Patrick Lynch                7a Baillieswells Road, Bieldside,             British
                                          Aberdeen, Scotland AB1 9BB

             Ian Norwood                  41 Station Road South, Belton,                British
             Palmer                       Great Yarmouth, Norfolk NR31 9JG

             Paul Jonathan                7 Old Farm Road, Carlton Colville,            British
             Willis                       Lowestoft, Suffolk NR33 8RR

12.          Secretary:
             Full Name                    Usual Residential Address

             Ledingham                    1 Golden Square, Aberdeen,
             Chalmers                     Scotland AB10 1HA

13.          Auditors:                                   KPMG, Aberdeen

14.          Bankers:                                    Clydesdale Bank plc



                                   SCHEDULE 3
                                   ----------
                                     PART 1
                                     ------
                                   PROPERTIES
                                   ----------

=========================== ========== ============== ======================== ===================================================
DESCRIPTION OF PROPERTY     TENURE     REGISTERED OR  TITLE NO AND GRADE OR    EXISTING USE
                                       UNREGISTERED   TITLE (IF REGISTERED)
--------------------------- ---------- -------------- ------------------------ ---------------------------------------------------
(1)                         (2)        (3)            (4)                      (5)
--------------------------- ---------- -------------- ------------------------ ---------------------------------------------------
The Sea View                Freehold   Unregistered                            Offices
Battery Green Road
Lowestoft
--------------------------- ---------- -------------- ------------------------ ---------------------------------------------------
Columbus Buildings          Freehold   Registered     SK77755: Title absolute  Offices
Waveney Road
Lowestoft

--------------------------- ---------- -------------- ------------------------ ---------------------------------------------------
Land on the north side of   Freehold   Registered     SK63647: Title absolute  Engineering workshop and stores with ancillary
Commercial Road                                                                offices, changing room and canteen
Lowestoft
--------------------------- ---------- -------------- ------------------------ ---------------------------------------------------
Land and buildings on the   Freehold   Registered     SK64018: Title absolute  The repair and maintenance of fast rescue boats
north side of                                                                  (with ancillary office and canteen); as a workshop
Commercial Road                                                                for outboard engines; section used by maintenance
Lowestoft                                                                      fitters (with ancillary office and canteen);
                                                                               labourers store area; rescue boats stored in yard
=========================== ========== ============== ======================== ===================================================


                                   SCHEDULE 3
                                   ----------
                                     PART 2
                                     ------
                                     LEASES
                                     ------

=============== ======== ========================================== ============================== =================== =============
PROPERTY        DATE     TERM                                       PARTIES                        CURRENT YEARLY RENT EXISTING USE
--------------- -------- ------------------------------------------ ------------------------------ ------------------- -------------
(1)             (2)      (3)                                        (4)                            (5)                 (6)
--------------- -------- ------------------------------------------ ------------------------------ ------------------- -------------
Former S & T    14/11/91 Lease may be determined on either party    The British Railways Board (1) (pound)900          Skip yard for
Accommodation            giving six months previous written notice  Putford Enterprises Ltd (2)                        storage of
Commercial Road          (or by the landlord giving 14 days written                                                    rubbish taken
Lowestoft                 notice in limited circumstances)                                                              off ships
--------------- -------- ------------------------------------------ ------------------------------ ------------------- -------------
Land in         2/5/84   Lease may be determined on either party    The British Railways Board (1) (pound)2,500        Open storage
Commercial Road          giving six months notice previous          Putford Enterprises Ltd (2)
Lowestoft                written  notice (or by the landlord
                         giving 14 days written notice in limited
                         circumstances)
=============== ======== ========================================== ============================== =================== =============


                                   SCHEDULE 4
                                 THE WARRANTIES
                                 --------------

(Note that under Clause 1.11 references herein to the Company shall be deemed to include a corresponding reference to the Subsidiaries and the Associated Company and each of them severally and references to the Accounts are to those of the Company or the relevant Subsidiary or the Associated Company, as the case may be.)

                                     PART 1
                               GENERAL WARRANTIES

1.           PRELIMINARY
1.1          Information

1.1.1 The facts set out in the recitals and the schedules are true and accurate and not misleading.

1.1.2 The Disclosure Letter and the Disclosure Bundle read as a whole are not misleading.

1.2          Power to contract
             Each Vendor and Covenantor (as defined in the Tax Deed) has full power to enter into and perform this Agreement and the Tax Deed respectively and this Agreement constitutes, and the Tax Deed when executed will constitute, binding obligations on each Vendor or Covenantor (as the case may be) in accordance with their terms.

2.           THE COMPANY

2.1 The particulars of the Company set out in the recitals and Schedule 2 are true and accurate.

2.2          Memorandum and articles of association
             The copy of the memorandum and articles of association of the Company which is comprised in the Disclosure Documents is true and complete in all respects and has embodied in it or annexed to it a copy of every such resolution and agreement as is referred to in section 380(4), CA 85 and the Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association and all such resolutions and agreements.

2.3          Statutory returns
             The Company has complied in all material respects with the provisions of the Companies Acts and all returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies by the Company have been correctly and properly prepared and so filed or delivered.

2.4          Share capital
2.4.1 The Shares constitute the whole of the issued share capital of the Company. There is no Encumbrance or any form of agreement (including conversion rights and rights of pre-emption) on, over or affecting the Shares or any unissued shares, debentures or other securities of the Company and there is no agreement or commitment to give or create any of the foregoing. No claim has been made by any person to be entitled to any of the foregoing and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company under any of the foregoing.

2.4.2        The Company has not at any time during the last twelve years:

             (a) repaid, redeemed or purchased (or agreed to repay, redeem or purchase) any of its own shares, or otherwise reduced (or agreed to reduce) its issued share capital or any class of it or capitalised (or agreed to capitalise) in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed (or agreed to pass) any resolution to do so; or

             (b) directly or indirectly provided any financial assistance for the purpose of the acquisition of shares in the Company or any holding company of the Company or for the purpose of reducing or discharging any liability incurred in such an acquisition whether pursuant to sections 155 and 156, CA 85 or otherwise.

2.5          Solvency
             The Company has not stopped payment and is not insolvent nor unable to pay its debts according to section 123, Insolvency Act 1986. No order has ever been made or petition presented or resolution passed for the winding up of the Company and no distress, execution or other process has been levied on any of its assets. No administrative or other receiver has been appointed by any person over the business or assets of the Company or any part thereof, nor has any order been made or petition presented for the appointment of an administrator in respect of the Company.

3.           CONNECTED BUSINESS
3.1          Subsidiaries
             The particulars of the Subsidiaries and Associated Company set out in Schedule 2 are true and accurate and the shares in the Subsidiaries are held by the Company free from all Encumbrances and with all rights now or hereafter attaching thereto.

3.2          Connected transactions
             The Company:

3.2.1 is not and has not agreed to become the holder or other owner of any class of any shares, debentures or other securities of any other body corporate (whether incorporated in the United Kingdom or elsewhere) other than the Subsidiaries and the Associated Company;

3.2.2 has not agreed to become a subsidiary of any other body corporate or under the control of any group of bodies corporate or consortium;

3.2.3 is not and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association other than a recognised trade association or agreement or arrangement for sharing commissions or other income;

3.2.4 has no branch, place of business or substantial assets outside England and Wales or any permanent establishment (as that expression is defined in any relevant Order in Council made pursuant to section 788, ICTA 1988) in any country outside the United Kingdom; and

3.2.5 save as otherwise disclosed pursuant to paragraphs 3.2.1 to 3.2.4, does not have any interest, legal or beneficial, in any shares or other capital or securities or otherwise howsoever in any other firm, company, association, venture or legal person or entity.

4.           ACCOUNTS
4.1          General
             The Accounts:

4.1.1 were prepared in accordance with the requirements of all relevant statutes, with good accounting principles and practices generally accepted at the date hereof in the United Kingdom (including the Accounting Standards) for companies carrying on a similar business to that of the Company and on a basis consistent with preceding accounting periods of the Company and with the books of account of the Company and are true and accurate in all material respects;

4.1.2 disclose a true and fair view of the assets, liabilities and state of affairs of the Company at the Balance Sheet Date and of its profits for the financial year ended on such date;

4.1.3 contain proper provision or reserve for bad and doubtful debts, obsolescent or slow-moving stocks and for depreciation on fixed assets, which provision or reserve was when made and is now adequate;

4.1.4 contain a note of all capital commitments of the Company at the Balance Sheet Date, which note was when made and is now adequate, fair and not misleading;

4.1.5 contain proper and adequate reserves or provision for all Taxation, including deferred taxation as defined in SSAP 15 (sufficient provision being made in a deferred taxation account for any corporation tax on chargeable gains and balancing charges that would arise on the sale of all fixed assets at the values attributed to them in the Accounts);

4.1.6 disclose, note or provide for all liabilities of the Company which were known, actual or contingent (including contingent liabilities to customers and contingent liabilities for Taxation);

4.1.7 value the stock-in-trade at the lower of cost and net realisable value and such stock-in-trade does not include any redundant, obsolete or unsaleable items or any items which are the subject of any dispute (other than minor disputes in the ordinary course of business) with a supplier or customer;

4.1.8 reflect all the fixed and loose plant and machinery, equipment, furniture, fittings and vehicles used by the Company at the Balance Sheet Date and (apart from depreciation in the ordinary course of business) their value is not less than at the Balance Sheet Date and none has been acquired for any consideration in excess of its net realisable value at the date of such acquisition or otherwise than by way of a bargain at arm's length.

4.2          Stock-in-trade and work-in-progress
             The basis of valuation for stock-in-trade and work-in-progress has remained in all material respects consistent with that adopted for the purpose of the Company's audited accounts in respect of the beginning and end of each of the accounting periods of the Company for the last three financial years.

4.3          Profits
             The profits of the Company as shown by the Accounts have not (except as Disclosed in them) been affected to a material extent by inconsistencies of accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low.

4.4          Books of account
             All accounts, books, ledgers, financial and other necessary records of whatsoever kind of the Company (including all invoices and other records required for VAT purposes):

4.4.1 have been fully, properly and accurately maintained, are in the possession of the Company and contain true and accurate records of all matters including those required to be entered in them by the Companies Acts and no notice or allegation that any of the same is incorrect or should be rectified has been received;

4.4.2 do not contain or reflect any material inaccuracies or discrepancies;

4.4.3 give and reflect a true and fair view of the matters which ought to appear in them and in particular of the financial, contractual and trading position of the Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors and creditors and stock-in-trade and work-in-progress; and

4.4.4 contain accurate information in accordance with generally accepted accounting principles relating to all transactions to which the Company has been a party and the Accounts do not overstate the value of any asset or understate any liability of the Company at the Balance Sheet Date.


5.           POST-BALANCE SHEET DATE EVENTS

5.1          Since the Balance Sheet Date, the Company:

5.1.1 has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of business and without any interruption or alteration in the nature, scope or manner of its business;

5.1.2 has not experienced any material deterioration in its financial position or turnover or suffered any diminution of its assets by the wrongful act of any person and the value of its net assets (taking the value of the Putford Vessels at no less than their value at the Balance Sheet Date) is not materially less than the value of its net assets at the Balance Sheet Date and the Company has not had its business or profitability materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and so far as the Vendors are aware there are no facts which are likely to give rise to any such effects;

5.1.3 has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any material liabilities (actual or contingent) otherwise than in the ordinary course of business;

5.1.4 has not declared, made or paid any dividend, bonus or other distribution of capital or income (whether a qualifying distribution or otherwise) other than the Pre Completion Dividend and the Completion Dividend and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or in part or has become due or is liable to be declared due by reason of either service of a notice or lapse of time or otherwise howsoever;

5.1.5 has not carried out or entered into any transaction and no other event has occurred in consequence of which (whether alone or together with any one or more transactions or events occurring before, on or after the date of this Agreement) any liability of


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             the Company to Taxation has arisen or will arise (or would have arisen or would or might arise but for the availability of any relief, allowance, deduction or credit) other than corporation tax on the actual income (not chargeable gains or deemed income) of the Company arising from transactions entered into in the ordinary course of business, income tax under the PAYE system and national insurance and social security contributions in respect of persons employed by it since the Balance Sheet Date and VAT in respect of taxable supplies made by it in the ordinary course of business since the Balance Sheet Date;

5.1.6 has not made any change to the remuneration, terms of employment, emoluments or pension benefits of any present or former director, officer or employee of the Company who on the Balance Sheet Date was entitled to remuneration in excess of (pound)20,000 per annum and has not appointed or employed any additional director, officer or employee entitled as aforesaid;

5.1.7 has received payment in full of all debts owing to the Company shown in the Accounts (subject to any provision for bad and doubtful debts made in the Accounts), has not released any debts in whole or in part and has not written off debts in an amount exceeding (pound)10,000 in the aggregate;

5.1.8 has not entered into contracts involving capital expenditure in an amount exceeding (pound)10,000 in the aggregate;

5.1.9 has not become aware that any event has occurred which would entitle any third party to terminate any contract or any benefit enjoyed by it or call in any money before the normal due date therefor;

5.1.10 has not purchased stocks in quantities or at prices materially greater than was the practice of the Company prior to the Balance Sheet Date;

5.1.11 has paid its creditors within the times agreed with such creditors and does not have any debts outstanding which are overdue for payment by more than four weeks;

5.1.12 has not borrowed or raised any money or taken any financial facility (except such short term borrowings from bankers as are within the amount of any overdraft facility which was available to the Company at the Balance Sheet Date) or since the Balance Sheet Date renegotiated or received any notice from any banker that such banker wishes to renegotiate any overdraft facility available to the Company at the Balance Sheet Date;

5.1.13 has not made any change to its accounting reference date and no accounting period of the Company has ended since the Balance Sheet Date;

5.1.14 has not made a payment or incurred an obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax or as a management expense of the Company; and


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5.1.15       (including any class of its members) has not passed any resolution whether in general meeting or otherwise.

6.           TRANSACTIONS WITH THE VENDORS, DIRECTORS AND CONNECTED PERSONS

6.1          Loans and debts
             There is not outstanding:

6.1.1 any indebtedness or other liability (actual or contingent) owing by the Company to any Vendor or Director or any Connected Person or owing to the Company by any Vendor or Director or any Connected Person; or

6.1.2 any guarantee or security for any such indebtedness or liability as aforesaid.

6.2          Arrangements with Connected Persons
6.2.1 There is not outstanding, and there has not at any time during the last three years been outstanding, any agreement, arrangement or understanding (whether legally enforceable or not) to which the Company is a party and in which any Vendor or, so far as the Vendors are aware, Director or former director of the Company or any Connected Person is or has been interested whether directly or indirectly.

6.2.2 The Company is not a party to nor has its profits or financial position during the last three years been affected by any agreement or arrangement which is not entirely of an arm's length nature.

6.3          Competitive interests
6.3.1 No Director of the Company nor any Connected Person, either individually, collectively or with any other person or persons, has any estate, right or interest, directly or indirectly, in any business other than that now carried on by the Company which is or is likely to be or become competitive with any aspect of the Business of the Company save as registered holder or other owner of any class of securities of any company if such class of securities is listed on any recognised investment exchange (as defined in the Financial Services Act 1986) and if such person (together with Connected Persons and Affiliates) holds or is otherwise interested in less than five % of such class of securities.

6.4          Benefits
6.4.1 No Connected Person of any Vendor, Director or former director of the Company is entitled to or has claimed entitlement to any remuneration, compensation or other benefit from the Company.


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7.           FINANCE
7.1          Borrowings
7.1.1 Particulars of all money borrowed by the Company have been Disclosed. The total amount borrowed by the Company from any source does not exceed any limitation on its borrowing contained in the articles of association of the Company or in any debenture or loan stock trust deed or instrument or any other document executed by the Company and the amount borrowed by the Company from each of its bankers does not exceed the overdraft facility agreed with such banker. The Company has no outstanding loan capital.

7.2          Debts owed to the Company
7.2.1 All debts owed to the Company are collectable in the ordinary course of business and each such debt will realise in full its face value within three months of its due date for payment. Neither the Company nor the Vendors consider any of the debts owing to the Company (but which are not yet due) to be irrecoverable in whole or in part. The Company does not own the benefit of any debt (whether present or future) other than debts which have accrued to it in the ordinary course of business.

7.3          Bank accounts
7.3.1 Particulars of the balances on all the Company's bank accounts as at a date not more than two Business Days before the date of this Agreement have been Disclosed and the Company has no other bank accounts. Since the date of such particulars there have been no payments out of any such bank accounts except for routine payments which have been Disclosed.

7.3.2 All unpresented cheques drawn by the Company have been Disclosed and there are no such unpresented cheques drawn otherwise than in the normal course of business.

7.4          Working capital
7.4.1 Having regard to its existing banking and other facilities, the Company has sufficient working capital for its present requirements.

7.5          Financial facilities
7.5.1 The Vendors have Disclosed full details and true and correct copies of all documents relating to all debentures, acceptance lines, overdrafts, loans or other financial facilities outstanding or available to the Company and all Encumbrances to which any asset of the Company is subject. Neither the Vendors nor the Company have done anything whereby the continuance of any such facility or Encumbrance in full force and effect might be affected or prejudiced.


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
7.6          Grants
7.6.1 Full details of all grants made to the Company in the last three years have been disclosed. No act or transaction has been effected in consequence whereof the Company is or may be held liable to refund in whole or in part any investment grant, building grant, grant under the Local Employment Acts 1970 to 1972, grant under the Industry Acts 1971 to 1982, grant under the Industrial Development Act 1982 or loan received by virtue of any statute or in consequence whereof any such grant or loan for which application has been made by it will not or may not be paid or will or may be reduced.

7.7          Options and guarantees
7.7.1 The Company is not responsible for the indebtedness of any other person nor party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person.
7.7.2 No person other than the Company or a Subsidiary has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company or any Subsidiary.

7.8          Payment of obligations

7.8.1 There has been no delay by the Company in the payment of any material obligation due for payment.

8.           THE PROPERTIES
8.1          General
8.1.1 The Properties comprise all the land and premises owned, controlled, used or occupied by the Company and all the rights or interests vested in the Company relating to any land and premises at the date hereof and the particulars set out in Schedule 4 are true and accurate and not misleading.

8.1.2        The Company has not:
             (a) surrendered any lease, licence or tenancy to the landlord without first satisfying itself that the landlord had good title to accept such surrender and without receiving from the landlord an absolute release from all liability arising under such lease, licence or tenancy;
             (b) assigned, or otherwise disposed of, any lease, licence or tenancy without receiving a full and effective indemnity from the assignee or transferee in respect of its liability under such lease, licence or tenancy;


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
             (c) been a guarantor of a tenant's liability under any lease, licence or tenancy; or
             (d) assigned or otherwise disposed of any leasehold property in such a way that it retains any other residual liability in respect thereof.

8.1.3 The Company has good title to each of the Properties and has Legal and Beneficial Title to the same.

8.1.4 The Company has in its possession or unconditionally held to its order the documents of title relating to each of the Properties listed in Schedule 3.

8.1.5 The Properties and title deeds relating thereto, and all fixtures and fittings and plant, equipment and other chattels on the Properties, are not subject to any Encumbrance or overriding interest (as defined in section 70, Land Registration Act 1925) nor is there any person in possession or occupation of or who has or claims any right of any kind in respect of any of the Properties adversely to the estate, interest, right or title therein of the Company;

8.1.6 There are no rights, interests, covenants, restrictions, reservations, licences or easements or so far as the Vendors are aware any disputes or outstanding notices (whether given by a landlord, a local authority or any other person) nor so far as the Vendors are aware (without prejudice to the generality of the foregoing) are there any other matters or things which adversely affect proper use and enjoyment of any of the Properties for the purpose of the business now being carried on at the Properties by the Company.

8.1.7 Within the last six years there has been no dealing with any of the Properties otherwise than at arm's length and in particular no dealing at an undervalue which may give rise to a claim for improper stamping or setting aside.

8.1.8 So far as the Vendors are aware none of the Properties is subject to the payment of any outgoings other than the usual rates and in the case of Leasehold Properties rents and other sums due under the relevant Leases and taxes and all sums due to date in respect thereof have been paid.

8.1.9 So far as the Vendors are aware no proposal relating to the rateable value of any of the Properties has been determined by the Valuation and Community Charge Tribunal or Land Tribunal and so far as aforesaid there is no subsisting proposal to challenge the rateable value of any of the Properties.

8.1.10       Each of the Properties so far as the Vendors are aware:

             (a) enjoys access and egress over roads and footpaths which have been adopted by the appropriate highway authority and are maintainable at the public expense;
             (b) drains foul sewage and surface water to public sewers, is served by water, electricity, gas and telephone utilities and either the pipes, sewers, wires, cables, conduits and other conducting media serving the Properties connect directly to the mains without passing through land in the occupation or ownership of any third party or, if they do not, each of the Properties has the benefit of all


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
                     necessary easements and rights for the maintenance and use thereof and such rights are held on terms which do not entitle any person to terminate or curtail the same; and
             (c) has the benefit of all other easements and rights necessary for its proper use and enjoyment for the purposes of the business now being carried on at the Properties by the Company and such easements and rights are held on terms which do not entitle any person to terminate or curtail the same.

8.1.11 Where the Company or any predecessor in title has sold off or has agreed to sell off land adjoining or near to any of the Properties, there were or will be excepted and reserved to the Company (so far as the Vendors are aware in the case of any sale by a predecessor in title) all necessary and appropriate easements and other rights for the benefit of the Properties.

8.1.12 The Company has not entered into any commitment (whether legally binding or not) and the Company is not party to any subsisting agreement with any person or company whereby a fee (including but not limited to an abort fee) will be paid to such person or company in respect of the management, use, development, letting or sale of any of the Properties.

8.1.13 So far as the Vendors are aware there are no unpaid charges for the construction or adoption of any road or sewer or other service serving the Property.

8.2          Planning

8.2.1 In relation to each of the Properties, its existing use is the Existing Use.

8.2.2 So far as the Vendors are aware there are no lawfully enforceable restrictions or prohibitions which restrict or prohibit the Existing Use of any of the Properties.

8.2.3 So far as the Vendors are aware the Existing Use of each of the Properties is the permitted use under the Town and Country Planning legislation (which term includes the Town & Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990 and the Planning (Consequential Provisions) Act 1990) and is not a temporary or personal use.

8.2.4 So far as the Vendors are aware all development carried out in relation to each of the Properties relating to the relevant Existing Use has been lawful and so far as aforesaid all necessary consents and permissions have been obtained for such development.

8.2.5 So far as the Vendors are aware the consents and permissions referred to in paragraph 8.2.4 are valid, subsisting and unimpeachable and are also either unconditional or subject only to


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             conditions which have been satisfied so that nothing further remains to be done thereunder.

8.2.6 The Company is not aware of any resolution, proposal, order or act made or contemplated for the compulsory acquisition of any of the Properties by the local or any other authority nor any outstanding order, notice or other requirement of any such authority that affects the Existing Use of any of the Properties or involves expenditure in compliance with it nor any other circumstances which may result in any such order or notice being made or served or which may otherwise affect any of the Properties.

8.2.7 No compensation has been received by the Company consequent upon a refusal of any planning permission affecting any of the Properties or the imposition of any restrictions in any such planning permission and so far as the Vendors are aware no such planning permission is suspended.

8.2.8 So far as the Vendors are aware none of the buildings or other structures or erections on any of the Properties have been listed under section 1, Planning (Listed Buildings and Conservation Areas) Act 1990 ("PLBCA") nor so far as aforesaid has the relevant local authority authorised the service of any building preservation notice under section 3, PLBCA or any repairs notice under section 48, PLBCA in respect of any of the Properties or any building structure or erection thereon nor so far as aforesaid has the relevant local authority made or resolved to make any noise abatement zone order under section 63, Control of Pollution Act 1974 for any of the areas in which any of the Properties are included.

8.2.9 So far as the Vendors are aware none of the Properties is within an area of archaeological importance nor so far as aforesaid is any building or erection on any of the Properties a scheduled monument within the meaning set out in the Ancient Monuments and Archaeological Areas Act 1979.


8.3          Leasehold Properties

8.3.1 Where any of the Properties is leasehold, particulars of each lease vested in the Company are set out in Part 2 of Schedule 4 and in relation to each such lease:

             (a) where the current annual rent is not the same as the annual rent originally reserved in the lease, evidence of its agreement or determination has been placed with the documents of title and no rent reviews are or should be currently under negotiation or the subject of a reference to an expert or arbitrator or the courts;

             (b) no notices of breaches of any covenants or conditions contained in the lease have been given or received on the part of either the landlord or the Company and the landlord has not refused to accept rent or made any complaint of breach of covenant;


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
             (c) no alterations, improvements or additions have been made to the Property to which the lease relates since the grant of the lease or in respect of all such alterations, improvements or additions made all necessary consents and approvals have first been obtained;
             (d) sections 24 to 28, Landlord and Tenant Act 1954 have not been excluded; (e) no surety has been released either expressly or by implication.

8.4          Inferior leases

8.4.1 No Property is subject to any lease, tenancy agreement or right of occupation in favour of a third party.

8.5          Statutory compliance
             So far as the Vendors are aware the Company is not in breach of and has not received notice of and is not aware of any allegation of breach of the requirements of:
                     the Shops Act 1950 and 1965
                     the Clean Air Act 1993
                     the Construction (Design and Management) Regulations 1995 the Factories Act 1961
                     the Offices, Shops and Railway Premises Act 1963
                     the Fire Precautions Act 1971
                     the Health and Safety at Work etc. Act 1974
                     the Control of Pollution Act 1974
                     the Planning (Hazardous Substances) Act 1990 the Public Health Acts
             or other legislation in force at the date of Completion concerning health or safety matters or any regulations, orders, notices or directions made under any of such legislation which affects any of the Properties.

8.5.1 Where required, a fire certificate has been issued in respect of each of the Properties and so far as the Vendors are aware each of the Properties complies in all respects with current fire regulations and the current requirements of the insurers of the Properties.

8.6          Condition and repair
8.6.1 So far as the Vendors are aware without having a survey or making enquiry of a third party there are (and there have been) no structural defects in respect of the buildings and structures on or comprising any of the Properties and all such buildings and structures are in good repair and condition fair wear and tear excepted.


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
9.           ENVIRONMENTAL
9.1          Compliance with Environmental Law
             The Properties have been used, and the Business has been conducted, at all material times in compliance with Environmental Law.

9.2          Permits
9.2.1 All Permits have been obtained and have been disclosed to the Purchaser and are in full force and effect and their terms and conditions have been complied with. No Permits are limited in duration or subject to onerous conditions.

9.2.2 No circumstance exists which may or is liable to result in the modification, suspension, or revocation of any Permit or may or is likely to result in any such Permit not being extended, renewed, granted or (where necessary) transferred and no Environmental Law currently adversely affects the use of any of the Properties or the conduct of the Business to a material degree.

9.2.3 No significant repairs, remedy, construction, or capital expenditure is required under any Environmental Law in order to carry on lawfully the Business at the Property.

9.3          Hazardous Matter
             No Hazardous Matter has been generated, used, kept, treated, transported, spilled, deposited, disposed of, discharged, emitted or otherwise dealt with or managed at, on, under or from any of the Properties in a manner likely to cause significant Harm to the Environment.

9.4          Environmental Liability
             There are no events, states of affairs, conditions, circumstances, activities, practices, incidents, or actions (including the generation, use, treatment, storage, transport, deposit, disposal, discharge or management of Hazardous Matter) which have occurred or are occurring or have been or are in existence at, in, or under or about the Property as a result of the conduct of the Business by the Company which may or are liable to give rise to Environmental Liability.

9.5          No storage tanks
             No storage tanks of any kind, including related pipework, are or have been located at any time whatsoever on or under any of the Properties.

9.6          Notice of claims
             At no time has the Company had knowledge of or received any notice, claim or other communication alleging any actual or potential Environmental Liability.

             The Warranties in respect of the Properties in each sub paragraph of this paragraph 9 in relation to any period prior to the


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             Company's ownership of, or acquisition of any estate or interest in the relevant Property are qualified by the expression "so far as the Vendors are aware".

10.          OTHER ASSETS
10.1         Title
10.1.1 The Company has Legal and Beneficial Title to all assets of the Company which are included in the Accounts or which were at the Balance Sheet Date used or held for the purposes of its business and (except for assets disposed of or realised by the Company in the ordinary course of business) the Company retains such title to all such assets free from any Encumbrance, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms and all such assets are in the possession and control of the Company and are sited within the United Kingdom.

10.1.2 The Company has not acquired or agreed to acquire any material fixed asset on terms that title to such asset does not pass to the Company until full payment is made.

10.2         Encumbrances
             The Company has Legal and Beneficial Title to all assets which have been acquired by the Company since the Balance Sheet Date (except for assets disposed of or realised by the Company in the ordinary course of business) and the same are in the possession and control of the Company and none is the subject of any Encumbrance nor has the Company created or agreed to create any Encumbrance or entered into any factoring arrangement, hire-purchase, conditional sale or credit sale agreement which has not been disclosed and in respect of any such Encumbrance, arrangement or agreement so disclosed there has been no material default by the Company in the performance or observance of any of the provisions thereof.

10.3         Condition of assets
             The plant and machinery (including fixed plant and machinery) and all vehicles and office and other equipment shown in the Accounts or acquired since the Balance Sheet Date or otherwise used in connection with the Business which have not been disposed of in the ordinary course of business:

10.3.1 so far as the Vendors are aware do not contravene any requirement or restriction having the force of law;

10.3.2 are in good repair and condition taking into account their age and are regularly maintained, serviceable and in satisfactory working order;

10.3.3 are each capable of doing the work for which they were designed and/or purchased and will each be so capable (subject to fair wear and tear) during the period of time over which the value of such


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
             assets will be written down to nil in the accounts of the Company;

10.3.4       are not surplus to the Company's requirements; and

10.3.5 are not dangerous, and the vehicles owned by the Company are roadworthy and duly licensed for the purposes for which they are used.

10.4         Rental payments
             Rentals payable by the Company under any leasing, hire-purchase or other similar agreement to which it is a party are set out in the Disclosure Documents and have not been and are not likely to be increased and all such rentals are fully deductible by the Company for tax purposes.

11.          LITIGATION
11.1         Litigation and arbitration proceedings
11.1.1 Save as plaintiff in the collection of debts (not exceeding (pound)10,000 in the aggregate) arising in the ordinary course of business, the Company is not now engaged in any litigation, arbitration or criminal proceedings and so far as the Vendors are aware there are no lawsuits or arbitration proceedings pending or threatened by or against the Company or any person for whose acts or defaults the Company may be vicariously liable.

11.1.2 The Company has not, in the last three years preceding the date of this Agreement, been involved in any litigation, arbitration, criminal proceedings or material dispute with any person who is or was a supplier or customer of importance to the Company or the Business, or where such litigation, arbitration, proceedings or dispute resulted in adverse publicity or loss of goodwill.

11.1.3 So far as the Vendors are aware there is no matter or fact in existence which might give rise to any legal proceedings or arbitration involving the Company including any which might form the basis of any criminal prosecution against the Company.

11.2         Injunctions, etc.
             No injunction or order for specific performance has been granted against the Company.

11.3         Orders and judgments
             The Company is not subject to any order or judgment given by any court or governmental agency which is still in force and has not given any undertaking to any court or to any third party arising out of any legal proceedings.


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12.          LICENCES
12.1         General
             The Company has all necessary licences (including statutory licences), permits, consents and authorities (public and private) for the proper and effective carrying on of the Business and in the manner in which the Business is now carried on and all such licences, permits, consents and authorities are valid and subsisting and the Vendors know of no reason why any of them should be suspended, cancelled or revoked whether in connection with the sale to the Purchaser or otherwise and, so far as the Vendors are aware, there are no factors that might in any way prejudice the continuance or renewal of any of those licences, permits, consents or authorities and the Company is not restricted by contract from carrying on any activity in any part of the world.

12.2         Financial Services Act 1986
             The Company does not carry on, nor does it purport to carry on, nor has it at any time since 28th April, 1988 carried on, or purported to carry on, investment business in the United Kingdom within the meaning of section 3, Financial Services Act 1986 nor has it contravened any provision of such Act.

12.3         Data Protection Act 1998
12.3.1 The Company has registered or applied to register itself under the Data Protection Act 1998 in respect of all registrable personal data held by it, and all due and requisite fees in respect of such registrations have been paid.

12.3.2 The details contained in such registrations or applications are proper and suitable for the purpose(s) for which the Company holds or uses the personal data which are the subject of them, and the contents of all such registrations or applications have been made available to the Purchaser.

12.3.3 All personal data held by the Company has been held in accordance with the data protection principles and there has been no unauthorised disclosure of such personal data.

12.3.4 There are no outstanding enforcement, deregistration or transfer prohibition notices or any other nature of notice under the Data Protection Act 1998 currently outstanding against the Company, nor is there any outstanding appeal against such notices. The Vendors are not aware of any circumstances which may give rise to the giving of any such notices to the Company.

12.3.5 There are no unsatisfied requests to the Company made by data subjects in respect of personal data held by the Company, nor any outstanding applications for rectification or erasure of personal data.

12.3.6 There are no outstanding claims for compensation for inaccuracy, loss or unauthorised disclosure of personal data nor is any personal data held by the Company inaccurate, nor has the Company


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             lost or made any unauthorised disclosure of any such data.

12.3.7 Without prejudice to the specific provisions above, the Company and its employees have complied in all material respects with the requirements of the Data Protection Act 1998.

13.          TRADING
13.1         Tenders, etc.
             No offer, tender or the like is outstanding (the value of which to the Company could exceed (pound)100,000 in any year) which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

13.2         Delegation of powers
             There are in force no powers of attorney given by the Company other than to the holder of an encumbrance solely to facilitate its enforcement nor any other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment or do anything on its behalf other than any authority of employees to enter into routine trading contracts in the normal course of their duties.

13.3 Consequence of acquisition of Shares by Purchaser The acquisition of the Shares by the Purchaser or compliance with the terms of this Agreement will not:

13.3.1 so far as the Vendors are aware (without having made any enquiry in this regard) cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis as previously;

13.3.2 legally entitle any person to determine any contractual obligation to the Company or any right or benefit enjoyed by the Company or to exercise any right under an agreement with the Company;

13.3.3 conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Company is now a party or any loan to or mortgage created by the Company or of its memorandum or articles of association;

13.3.4 result in any present indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity;

13.3.5 so far as the Vendors are aware (without having made any enquiry in this regard) cause any director, officer or senior employee of the Company to leave his employment with the Company.


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13.4         Guarantees and warranties
             The Company has not given any guarantee or warranty or made any representation in respect of articles or trading stock, sold or contracted to be sold by it, save for any warranty or guarantee implied by law and (save as aforesaid) has not accepted any liability or obligation to service, maintain, repair, take back or otherwise do or not do anything in respect of any articles or stock that would apply after any such article or stock has been delivered by it.

13.5         Fair trading, etc.
             The Company is not and has not been party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice (whether or not legally binding) or in the pursuit of any course of conduct which is:

13.5.1 registrable under the notifiable under the Competition Act 1998 or capable of giving rise to an investigation by the Director General of Fair Trading or a reference to the Monopolies and Mergers Commission;

13.5.2 in contravention or breach of the EC Treaty, the Fair Trading Act 1973, the Consumer Credit Act 1974, the Resale Prices Act 1976, the Trade Descriptions Act 1968, the Restrictive Trade Practices Act 1976, the Competition Act 1980, the Consumer Protection Act 1987, the Competition Act 1998 or any regulations, orders, notices or directions made thereunder; or

13.5.3 is otherwise registrable, unenforceable or void or renders the Company or any of its officers liable to administrative, civil or criminal proceedings under any anti-trust, trade regulation or similar legislation in any jurisdiction where the Company carries on business.

13.6         Restrictions on trading
             The Company is not and has not been a party to any agreement, arrangement, understanding or practice restricting the freedom of the Company to provide and take goods and services by such means and from and to such persons and into or from such place as it may from time to time think fit.

13.7         Possession of records
13.7.1 All agreements to which the Company is a party to and which are listed in the Disclosure Letter are in the possession of the Company or unconditionally held to its order.

13.7.2 The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process


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             whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

13.8         Business names
             The Company does not use on its letterhead, books or vehicles or otherwise carry on the Business under any name other than its corporate name.

13.9         Unlawful acts
             Neither the Company nor any officer has been prosecuted for any criminal, illegal or unlawful act connected with the Company.

13.10        Sensitive payments
             No officer or employee of the Company has made any Sensitive Payment in connection with any contract or otherwise. For the purposes of this clause the expression "Sensitive Payment" (whether or not illegal) shall include (i) commercial bribes, bribes or kickbacks paid to any person, firm or company including central or local government officials or employees or (ii) payments or commitments (whether made in the form of commissions, payments or fees for goods received or otherwise) made with the understanding or under circumstances that would indicate that all or part thereof is to be paid by the recipient to central or local government officials or as a commercial bribe influence payment or kickback.

14.          CONTRACTS
14.1         Onerous contracts
             There are no long term contracts (that is, contracts not terminable by the Company without penalty on six months' notice or less) or onerous or unusual or abnormal contracts (that is, contracts for capital commitments or contracts differing from those necessitated by the ordinary course of business) binding upon the Company.

14.2         Material contracts
             All contracts to which the Company is a party with a value in excess of (pound)10,000 have been disclosed and the Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

14.2.1 is known by any of the Vendors or by the Company to be likely to result in a loss to the Company on completion of performance;

14.2.2 cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort;

14.2.3 involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of business;


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14.2.4       involves or is likely to involve the supply of services by or to the Company the aggregate sales value of which will represent in excess of ten % of the turnover of the Company for the year ended on the Balance Sheet Date;

14.2.5 requires the Company to pay any commission, finder's fee, royalty or the like; or

14.2.6 is in any way otherwise than in the ordinary and proper course of the Company's business.

14.3         Performance of contracts
14.3.1 The terms of all contracts of the Company have been complied with by the Company and by the other parties to the contracts in all material respects and so far as the Vendors are aware there are no circumstances likely to give rise to a default by the Company or by the other parties under any such contract.

14.3.2 There are no outstanding claims, separately or in the aggregate, of material amounts, against the Company on the part of customers or other parties in respect of defects in quality or delays in delivery or completion of contracts relating to liability for services supplied by the Company and no such claims are threatened or anticipated and so far as the Vendors are aware there is no matter or fact in existence in relation to services currently supplied by the Company which might give rise to the same.

14.3.3 The Company has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which the Company is a party and has received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.

14.4         Agency and distribution agreements
             The Company is not a party to any subsisting agency or distributorship agreement.

15.          EMPLOYEES
15.1         Particulars of employees
             The particulars shown in the schedule of employees comprised in the Disclosure Documents are accurate and show in respect of each Director, officer and employee of the Company his date of birth, the date on which he commenced continuous employment with the Company for the purposes of ERA and all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each such person and include full particulars of all remuneration arrangements (particularly profit sharing, incentive and bonus arrangements to which the Company is a


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             party whether binding or not) and each Director, officer and employee of the Company is listed therein.

15.2         Service contracts
             There is no contract of service in force between the Company and any of its Directors, officers or employees which is not terminable by the Company without compensation (other than any compensation payable under Parts X and XI, ERA) on one month's notice given at any time or otherwise in accordance with section 86, ERA except as Disclosed. There are no consultancy or management services agreements in existence between the Company and any other person, firm or company, and there are no agreements or other arrangements (binding or otherwise) between the Company or any employers' or trade association of which the Company is a member and any Trade Union. There are no outstanding pay negotiations with any employees or Trade Unions.

15.3         Benefits
             There are no amounts owing to present or former directors, officers or employees of the Company other than not more than one month's arrears of remuneration accrued or due or for reimbursement of business expenses incurred within a period of three months preceding the date of this Agreement and no moneys or benefits other than in respect of remuneration or emoluments of employment are payable to or for the benefit of any present or former director, officer or employee of the Company, nor any dependant of any present or former director, officer or employee of the Company.

15.4         Liabilities and payments
             Save to the extent (if any) to which provision or allowance has been made in the Accounts:

15.4.1 so far as the Vendors are aware no liability has been incurred by the Company for breach of any contract of employment or for services or for severance payments or for redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for sex or race discrimination or for any other liability accruing from the termination or variation of any contract of employment or for services;

15.4.2 no payment has been made or promised by the Company in connection with the actual or proposed termination, suspension or variation of any contract of employment or for services of any present or former director, officer or any dependant of any present or former director, officer or employee of the Company.


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15.5         Relevant legislation

15.5.1 So far as the Vendors are aware the Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied with:

             (a) all obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice affecting its employment of any persons and all relevant orders and awards made thereunder and has maintained current and adequate records regarding the service, terms and conditions of employment of each of its employees; and
             (b) all collective agreements and recognition agreements for the time being affecting its employees or their conditions of service.

15.5.2 The Company has not been served with any improvement and/or prohibition notices pursuant to sections 21 and 22, Health and Safety at Work etc. Act 1974.

15.5.3               The Company is not being prosecuted under any of such Acts:
                     section 21, Children and Young Persons Act 1933 sections 14, 59, 71 and 72, Shops Act 1950 section 155, Factories Act 1961 section 33, Health and Safety at Work etc. Act 1974.

15.5.4 Within a period of one year preceding the date of this Agreement, the Company has not given notice of any redundancies to the Secretary of State or started consultations with any independent trade union under the provisions of Part IV, TULRCA or under TUPE.

15.6         Termination of employment

15.6.1 No present director, officer or employee of the Company has given or received notice terminating his employment except as expressly contemplated under this Agreement.

15.6.2 There have been no recommendations made to the Company by the Advisory Conciliation and Arbitration Service or awards or declarations made by the Central Arbitration Committee in respect of its employees.

15.7         Share and other schemes
             The Company does not have in existence nor is it proposing to introduce, and none of its directors, officers or employees participate in (whether or not established by the Company) any employee share trust, share incentive scheme, share option scheme or profit sharing scheme for the benefit of all or any of its present or former directors, officers or employees or the dependants of any of such persons or any scheme whereunder any present or former director, officer or employee of the Company is


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             entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company or any other person, firm or company including any profit-related pay scheme established under Chapter III, Part V, ICTA 1988.

15.8         Disputes and claims
15.8.1 No dispute exists between the Company and a material number or category of its employees or any Trade Union(s) and so far as the Vendors are aware there are no wage or other claims outstanding against the Company by any person who is now or has been a director, officer or employee of the Company.

15.8.2 The Company has not had during the last three years any strike, work stoppages, slowdown or work-to-rule by its employees or lock-out, nor, so far as the Vendors are aware, is any anticipated, which has caused, or is likely to cause, the Company to be materially incapable of carrying on its business in the normal and ordinary course.

15.9         Transfer of undertakings
             The Company has not been a party to any relevant transfer as defined in TUPE within the period of one year preceding the date of this Agreement.

15.10        Agreements with Trade Unions
             The Company is not a party to any agreement or arrangement with or commitment to any trade unions or staff association nor are any of its employees members of any trades union or staff association.

16.          PENSION SCHEMES
16.1         General
             Particulars of all Pension Schemes have been disclosed including true and complete copies of the following in relation to each pension scheme:

16.1.1       Trust deeds and rules and all other deeds.

16.1.2 Booklets currently in force and any subsequent announcements to scheme members.

16.1.3 Latest finalised actuarial valuation together with any subsequent valuation in draft and any subsequent written actuarial advice not included in such valuations.

16.1.4 Details of members, pensioners and deferred pensioners (including dates of birth, sex, entry and current salary and pensionable salary and name of employer).

16.1.5 Details of contributions by members and the employer in the last three years.

16.1.6       List of investments.

16.1.7       Investment agreements.

16.1.8       Scheme accounts and trustee reports for the last three years.

16.1.9       Evidence of Inland Revenue approval.

16.1.10      Contracting-out certificate (if applicable).


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16.1.11      SSAP 24 disclosures in the employer's accounts for the last three years.

16.1.12      Insurance policies and certificates and details of premiums paid.

16.1.13 Details of ex-gratia pensions and any discretionary increases in benefits given in the last three years.

16.1.14 Details of arrangements for the selection of trustees in accordance with sections 16 to 21 of the Pensions Act 1995 including copies of notices to members.

16.1.15      Statement of investment principles prepared in accordance with section 35 of the Pensions Act 1995.

16.1.16 Any correspondence with the Occupational Pensions Regulatory Authority in relation to the Pension Scheme.

16.1.17 All letters or agreements for the appointment of professional advisers pursuant to section 47 of the Pensions Act 1995.

16.1.18 any actuarial certificates pursuant to section 67 of the Pensions Act 1995. Other than as disclosed there are no other Pension Schemes for current or past directors or employees of the Company.

16.2         Benefits, discretions and funding
             In relation to each Pension Scheme:

16.2.1       no power to augment benefits has been exercised;

16.2.2 no discretion has been exercised to admit an employee to membership of the pension scheme who would not otherwise be eligible;

16.2.3 no discretion has been exercised to provide a benefit which would not otherwise be provided;

16.2.4 all benefits (other than a refund of contributions with interest where appropriate) payable under the pension scheme on the death of a member while in an employment to which the pension scheme relates or during a period of sickness or disability of a member are fully insured by a policy with an insurance company of good repute. Each member has been covered for insurance by the insurance company at its normal rates and on its normal terms for persons in good health and all premiums payable have been paid;

16.2.5 there are no contributions to the Pension Scheme which are due but unpaid and have remained unpaid for more than one month and in any event contributions have been paid which are at least equal to and by the due date specified in any schedule of contributions or payments applicable under section 58 or 87 of the Pensions Act 1995;

16.2.6       no takeover protection provision will be triggered by Completion;

16.2.7 no payment has been made out of the Pension Scheme to any participating employer;


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16.2.8       no amendment has been made in contravention of section 67 of the
             Pensions Act 1995;

16.2.9 other than benefits payable on death as disclosed, the Pension Schemes provide only money purchase benefits within the meaning of section 181 of the Pension Schemes Act 1993.

16.3         Administration
             Each Pension Scheme:
16.3.1 is either approved by the Board of Inland Revenue for the purposes of Chapter I of Part XIV, ICTA 1988 or is a scheme under which the benefits provided or to be provided are consistent with the approval of the scheme by the Board of Inland Revenue for such purposes and is a scheme in respect of which an application for such approval has been made and has not been withdrawn or refused and the Board of Inland Revenue have not given notice to the applicant that they believe the application has been dropped;

16.3.2       is established under irrevocable trusts;

16.3.3       has been administered in accordance with:
                     the preservation requirements under the Pension Schemes Act 1993 (the "Act"); the equal access requirements of the Act; the contracting-out requirements of the Act (where applicable); the Pensions Act 1995; and all other applicable laws (including Article 119 of the EC Treaty), regulations and requirements of any competent governmental body or regulatory authority and the trusts and rules of the Pension Scheme;

16.3.4 has not been the subject of any report of wrongdoing or irregularities to the Occupational Pensions Regulatory Authority nor, so far as the Vendors are aware, are there any circumstances which would justify such a report;

16.3.5 is a scheme in respect of which all actuarial, consultancy, legal and other fees, charges or expenses have been paid and for which no services have been provided for which an account or invoice has not been rendered; and

16.3.6 has no investment in employer-related assets as defined in section 40 of the Pensions Act 1995.

16.4         Claims
             No claim has been threatened or made or litigation commenced against the trustees or administrator of any Pension Scheme or against the Company or any other person whom the Company is or may be liable to indemnify or compensate in respect of any matter arising out of or in connection with any Pension Scheme. So far as the Company is aware there are no circumstances which may give rise


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             to any such claim or litigation. There are no unresolved disputes under the Pension Scheme's internal dispute resolution procedure.

17.          INTELLECTUAL PROPERTY
17.1         Ownership and rights

17.1.1 The Intellectual Property Rights used or acquired by the Company for the purpose of its business are (where applicable) registered in the name of the Company and are each in the sole and exclusive legal and beneficial ownership of the Company; in particular, the Company has not entered into any contract relating to the licensing or use (by it or any other person) of any Intellectual Property Rights.

17.1.2 The processes employed and the products and services dealt in by the Company do not use, embody or infringe any Intellectual Property Rights vested in any other party or in which any other party has any interest (whether under licence or otherwise) and do not give rise (contingently or otherwise) to payment by the Company of any royalty or of any sum in the nature of a royalty or to liability to pay compensation under Sections 40 and 41 Patents Act 1977 or otherwise.

17.2         Infringement
17.2.1 The Company has not received any notice, and the Vendors are not aware, that any person is infringing any of the Company's Intellectual Property Rights.

17.2.2 The Company is not passing off any part of its business as and for the business of any other person and, so far as the Vendors are aware, no person is passing off its business as and for any part of the Company's business.

18.          COMPUTER SYSTEMS
18.1         Identification and ownership

18.1.1 The Computer system and software used by the Company has been properly maintained and serviced, has not been susceptible to significant breakdown, malfunction or failure and has at all material times functioned in a manner which is reasonably regarded by the Vendors as satisfactory for the running of the Business.

18.1.2 The Company has in place adequate back up arrangements to ensure continuance of its business without loss of customers, data and without additional expense, in the event of computer hardware or software breakdown, malfunction or in the event of power failure.

18.1.3 All licences which the Company requires for the computer software used by the Company in connection with the Business have been granted to the Company and are valid and subsisting.


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19.          LEGISLATION
             The Company is not in material breach of and has not received notice of and is not aware of any allegation of material breach of the requirements of any legislation which is relevant to the Business.

                                     PART 2
                               TAXATION WARRANTIES

20.          TAXATION
20.1         General

20.1.1       Notices and returns
             All notices, returns, computations and registrations of the Company for the purposes of Taxation have been made punctually on a proper basis and are correct and none of them is, or so far as the Vendors are aware is likely to be, the subject of any dispute with any Taxation Authority.

20.1.2 All information supplied by the Company for the purposes of Taxation was when supplied and remains complete and accurate in all material respects.

20.1.3       Payment of Tax due
             All Taxation which the Company is liable to pay prior to Completion has been paid prior to Completion.

20.1.4       Penalties or interest on Tax
             The Company has not within the period of six years ending on the date of this Agreement paid or become liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA or any other Taxation Statute.

20.1.5 Compliance with PAYE, national insurance contribution and Tax collection obligations
             (a) All income tax deductible and payable under the PAYE system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made or treated as made by the Company and all amounts due to be paid to the Inland Revenue prior to the date of this Agreement have been so paid, including all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any persons required to be treated as such.
             (b) All deductions and payments required to be made under any Taxation Statute in respect of national insurance and social security contributions (including employer's contributions) have been so made.
             (c) All payments by the Company to any person which ought to have been made under deduction of Tax have been so made and the Company (if required by law to do so) has accounted to the Inland Revenue for the Tax so deducted.


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             (d)     Proper records have been maintained in respect of all such deductions and payments and all applicable regulations have been complied with.
             (e) The Disclosure Documents contain details so far as they affect the Company of all current dispensations agreed with the Inland Revenue in relation to PAYE and all notifications given by the Inland Revenue under section 166, ICTA 1988.

20.1.6       Investigations
             The Company has not been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority and so far as the Vendors are aware there are no circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made.

20.1.7       Residence
             The Company is and always has been resident for Taxation purposes only in the jurisdiction in which it is incorporated.

20.1.8       Tax provision
             Full provision or reserve has been made in the Accounts for all Taxation assessed or liable to be assessed on the Company or for which it is accountable in respect of income, profits or gains earned, accrued or received or deemed to be earned, accrued or received on or before the Balance Sheet Date, including distributions made down to such date or provided for in the Accounts and proper provision has been made in the Accounts for deferred Taxation in accordance with generally accepted accounting principles.

20.1.9       Concessions and arrangements
             The amount of Taxation chargeable on the Company during any accounting period ending on or within the six years before the Balance Sheet Date has not depended on any concessions, agreements or other formal or informal arrangements with any Taxation Authority.

20.1.10      Anti-avoidance provisions
             The Company has not entered into or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability to Taxation.

20.1.11      Section 765, ICTA 1988
             The Company has not without the prior consent of the Treasury carried out or agreed to carry out any transaction under section 765, ICTA 1988 which would be unlawful in the absence of such consent and has, where relevant, complied with the requirements of section 765A(2), ICTA 1988 (supply of information on movement of capital within the EU) and any regulations made or notice given thereunder.


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20.1.12      Transactions requiring clearance or consent
             All particulars furnished to any Taxation Authority in connection with an application for clearance or consent by the Company or on its behalf or affecting the Company has been made and obtained on the basis of full and accurate disclosure to the relevant Taxation Authority of all relevant material facts and considerations; and any transaction for which clearance or consent was obtained has been carried into effect only in accordance with the terms of the relevant clearance or consent.

20.1.13      Calculation of Taxation liability
             The Company has sufficient records relating to past events to permit accurate calculation of the Taxation liability or relief which would arise upon a disposal or realisation on completion of each asset owned by the Company at the Balance Sheet Date or acquired by the Company since that date but before Completion.

20.1.14      Claims and disclaimers
             The Company has duly submitted all claims and disclaimers the making of which has been assumed for the purposes of the Accounts.

20.1.15      Outstanding claims, elections and appeals
             The Disclosure Documents contain full particulars of all matters relating to Taxation in respect of which the Company is entitled:
             (a) to make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute;
             (b) to appeal against any assessment or determination relating to Taxation;
             (c) to apply for a postponement of Taxation.

20.2         Corporation tax, including corporation tax on chargeable gains

20.2.1       Base values and acquisition costs
             If each of the capital assets of the Company was disposed of on the date hereof for a consideration equal to the book value of that asset in, or adopted for the purposes of, the Accounts or, in the case of assets acquired since the Balance Sheet Date, equal to the consideration given upon its acquisition, no liability to corporation tax on chargeable gains or balancing charges under the CAA would arise and for the purpose of determining the liability to corporation tax on chargeable gains there shall be disregarded any relief and allowances available to the Company other than amounts falling to be deducted under section 38, TCGA.

20.2.2       Capital allowances
             All expenditure which the Company has incurred or may incur under any subsisting commitment on the provision of machinery, plant or buildings has qualified or will qualify (if not deductible as a trading expense for trade carried on by the Company) for


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             writing-down allowances or industrial building allowances (as the case may be) under CAA and where appropriate notices have been given to the Inland Revenue under section 118, FA 1994.

20.2.3       Leased assets
             The Company has not made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from the Company and no election affecting the Company has been made or agreed to be under sections 53 or 55, CAA in respect of such assets.

20.2.4       Finance leases
             The Company is not a lessee under a lease to which the provisions of Schedule 12 to the FA 1997 apply or could apply.

20.2.5       Short life assets
             The Company has not made any election under section 37, CAA nor is it taken to have made such an election under section 37(8)(c), CAA.

20.2.6       Long life assets
             The Company does not own and has not owned a long life asset (within the meaning of section 38A, CAA) in respect of which any claim for capital allowances would be subject to the provisions of section 38E-38G, CAA.

20.2.7       Industrial buildings
             None of the assets of the Company expenditure on which has qualified for a capital allowance under Part I, CAA has at any time been used otherwise than as an industrial building or structure.

20.2.8       Distributions
             (a) No distribution within the meaning of sections 209, 210 and 211, ICTA 1988 has been made (or will be deemed to have been made) by the Company after 5th April, 1965 except dividends shown in its audited accounts and the Company is not bound to make any such distribution.
             (b) No elections have been made pursuant to section 246A, ICTA 1988 in respect of any dividends nor has the Company made a distribution to which the provisions of paragraph 2 of
                     Schedule 7, FA 1997 have been, or could be, applied.
             (c) The Company has not received a dividend in respect of which the payer has made an election under section 246A, ICTA 1988 nor a distribution to which the provisions of paragraph 2 of Schedule 7, FA 1997 have been, or could be, applied.

20.2.9       Repayments of share capital
             The Company has not any time after 6th April, 1965 repaid, redeemed or repurchased or agreed to repay, redeem or repurchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital nor has the Company after that date capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description


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             or otherwise issued or agreed to issue any share capital other than for the receipt of new consideration (within the meaning of Part
             VI, ICTA 1988) or passed or agreed to pass any resolution to do so.

20.2.10      Demergers
             The Company has not been engaged in nor been a party to any of the transactions set out in sections 213 to 218 inclusive, ICTA 1988 nor has it made or received a chargeable payment as defined in section 218(1), ICTA 1988.

20.2.11      Issues of securities
             No securities (within the meaning of section 254(1), ICTA 1988) issued by the Company and remaining in issue at the date of this Agreement were issued in such circumstances that the interest payable thereon falls to be treated as a distribution under either sections 209(2)(d), 209(2)(da) or 209(2)(e), ICTA 1988, nor has the
             Company agreed to issue such securities in such circumstances.

20.2.12      Capital distributions
             The Company has not received any capital distribution to which the provisions of section 189, TCGA could apply.

20.2.13      Land sold and leased back
             The Company has not entered into any transaction to which the provisions of section 779 or 780, ICTA 1988 have been or could be applied.

20.2.14      Foreign loan interest
             The Company has not since 31st March, 1982 received any foreign loan interest in respect of which double taxation relief will or may be restricted under section 798, ICTA 1988.

20.2.15      Non-deductible payments
             No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax by reason of the provisions of sections 74, 79, 125, 338, 339, 779 to 784 inclusive, 787 or 788, ICTA 1988 or any other statutory provision or otherwise.

20.2.16      Rent payable to connected persons
             No rent is or has been payable by the Company to which the provisions of sections 33A and 33B, ICTA 1988 could have applied prior to their ceasing to have effect.

20.2.17      No unremittable income or gains
             No claim has been made by the Company under sections 584, 585 or 723 ICTA 1988 or under section 279, TCGA.

20.2.18      Payments to directors, officers or employees
             The Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any Director or former director, officer or employee of the Company, whether as


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             compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes whether up to or after the Balance Sheet Date.

20.2.19 Disallowance of trading losses and advance corporation tax carry forward No change of ownership of the Company has taken place in circumstances such that section 768 (change in ownership of company: disallowance of trading losses) or section 245, ICTA 1988 (change in ownership of company: calculation and treatment of advance corporation tax) has or may be applied to deny relief for a loss or losses incurred by the Company and within the period of three years ending with the date of this Agreement there has been no major change in the nature or conduct of any trade or business (as defined in section 768 and section 245, ICTA 1988) carried on by the Company.

20.2.20      Transfer pricing
             The Company is not a party to any transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of that asset or those services or facilities, neither is or was the Company a party to any transaction or arrangements to which the provisions of section 770A and Schedule 28 AA, ICTA 1988 may apply and nor will the Company receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or those services or facilities.

20.2.21      Transactions not at arm's length
             The Company has not disposed of or acquired any asset in circumstances falling within section 17 or 19, TCGA nor given or agreed to give any consideration to which section 128(1)(2), TCGA could apply.

20.2.22      Transactions between connected persons
             No allowable loss has accrued to the Company to which section 18(3), TCGA will apply.

20.2.23      Chargeable debts
             The Company is not owed a debt, other than a debt on a security, on the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of section 251, TCGA.

20.2.24      Relief for loans to traders and qualifying corporate bonds
             No claim for relief has been allowed to the Company pursuant to sections 253 and 254, TCGA in respect of any loan and no chargeable gain has or is likely to arise pursuant to section 253 (5), (6),
             (7) or (8) or section 254 (9) or (10), TCGA.

20.2.25      Chargeable policies
             The Company has not acquired benefits under any policy of assurance otherwise than as the original holder of legal and beneficial title.


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20.2.26      Postponement of gains relating to overseas trade
             No claim or election affecting the Company has been made (or assumed to be made) under sections 140, 140C or 187 TCGA.

20.2.27      Depreciatory transactions
             (a) No allowable loss which might accrue on the disposal by the Company of any share in or security of any company is likely to be reduced by virtue of the provisions of sections 176 and 177, TCGA.
             (b) The Company has not been a party to any scheme or arrangement whereby the value of an asset has been materially reduced as set out in sections 30-34, TCGA.

20.2.28      Restriction of straightline growth
             No asset owned by the Company is subject to a deemed disposal and re-acquisition under Schedule 2, TCGA so as to restrict the extent to which the gain or loss over the period of ownership may be apportioned by reference to straightline growth.

20.2.29      Other claims made by the Company
             The Company has made no claim under any of the following: (a)
             section 280, TCGA (tax on chargeable gains payable by instalments);
             (b) section 24(2), TCGA (assets of negligible value); (c) section 242(2), TCGA (small part disposals of land); or (d) section 139, FA 1993 (deferral of unrealised exchange gains).

20.2.30      Gifts
             The Company has not received any assets by way of gift as mentioned in section 282, TCGA and the Company has not held, and does not hold, shares in a company to which section 125, TCGA could apply.

20.2.31      Non-resident companies
             (a) There has not accrued or arisen any income, profit or gain in respect of which the Company may be liable to corporation tax by virtue of the provisions of section 13, TCGA or Chapter IV of Part XVII, ICTA 1988.
             (b) The Company has not been served with a notice in respect of the unpaid corporation tax liability of any company pursuant to section 191, TCGA.

20.2.32      Controlled foreign companies
             No notice of the making of a direction under section 747, ICTA 1988 has been received by the Company and no circumstances exist which would entitle the Inland Revenue to make such a direction or to apportion any profits of a controlled foreign company to the Company pursuant to section 752, ICTA 1988.


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
20.2.33      Agent for non-residents
             The Company has not been a party to any transaction or arrangement whereby it is or may hereafter become liable for Taxation under or by virtue of section 42A, ICTA 1988 or regulations made thereunder or section 126, FA 1995.

20.2.34      Profit-related pay
             No scheme registered under Chapter III of Part V, ICTA 1988 applies to the Company or any of its employees and no application for registration of a scheme so applying has been made.

20.2.35      Payment from pension funds
             The Company has not received a payment out of funds held for the purposes of an exempt approved scheme in respect of which an amount is recoverable by the Inland Revenue under section 601, ICTA 1988.

20.2.36      Claims and elections
             (a) The Disclosure Documents contain full particulars of all claims and elections made (or assumed to be made) under sections 23, 152-162 or 165, 175, 247, 248, TCGA insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal by the Company of any of its assets, and indicates which assets (if any) so affected would not on a disposal give rise to relief under Schedule 4, TCGA.
             (b)     The Disclosure Documents contain full particulars of
                      elections made under
                     (i) Regulation 10 of The Exchange Gains and Losses (Alternative Method of Calculating of Gain or
                               Loss) Regulations 1994 and whether or not such elections have been varied
                     (ii) Regulation 3 or 4 of The Local Currency Elections Regulations 1994 and such election is still valid.

20.2.37      Loan relationships
             (a) All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81, FA 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV, FA 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company.
             (b) The Disclosure Documents contain full particulars of any debtor relationship (within the meaning of section 103, FA
                     1996) of the Company which relates to a relevant discounted security (within the meaning of paragraph 3 of Schedule 13, FA 1996) to which paragraph 17 or 18 of Schedule 9, FA 1996 applies.
             (c) The Company has not been a party to a loan relationship which had an unallowable purpose (within the meaning of paragraph 13 of Schedule 9, FA 1996).


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
             (d)     The Disclosure Documents contain full particulars of:
                     (i) any loan relationships to which the Company is a party to which paragraph 8 of Schedule 15, FA 1996 has applied or will apply on the occurrence of a relevant event (within the meaning of paragraph 8(2) of Schedule 15, FA 1996);
                     (ii) the amount of any deemed chargeable gain or deemed allowable loss that has arisen or will arise on the occurrence of such relevant event; and
                     (iii)     any election made pursuant to paragraph 9 of
                               Schedule 15, FA 1996.

             (d) The Company has not entered into any transaction to which paragraph 11 of Schedule 9, FA 1996 applies.

20.3         Corporation tax - groups of companies
20.3.1       Group relief and consortium relief
             The Disclosure Documents contain full particulars of all arrangements and agreements relating to group relief (as defined by section 402, ICTA 1988) to which the Company is or has been a party and:

             (a) all claims by the Company for group relief were when made and are now valid and have been or will be allowed by way of relief from corporation tax;

             (b) the Company has not made nor is liable to make any payment under any arrangement or agreement save in consideration for the surrender of group relief allowable to the Company by way of relief from corporation tax;

             (c) the Company has received all payments due to it under any arrangement or agreement for any surrender of group relief made by it and the payments are not liable to be refunded in whole or in part;

             (d) no such payment exceeds or could exceed the amount permitted by section 402(6), ICTA 1988; and

             (e) no arrangements such as are specified in section 410(1)-(6), ICTA 1988 exist or existed for any period of account in respect of which a surrender has been made or purports to have been made.

20.3.2       Surrender of advance corporation tax
             The Disclosure Documents contain full particulars of all arrangements and agreements to which the Company is or has been a party relating to the surrender of advance corporation tax made or received by the Company under section 240, ICTA 1988 and:

             (a) the Company has not paid nor is liable to pay for the benefit of any advance corporation tax which is or may become incapable of set-off against the Company's liability to corporation tax;

             (b) the Company has received all payments due to it under any arrangement or agreement for any surrender of advance corporation tax made by it and the payments are not liable to be refunded in whole or in part;


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
             (c) no such payment exceeds or could exceed the amount permitted by section 240(8), ICTA 1988; and

             (d) no arrangements such as are specified in section 240(11), ICTA 1988 whereby any person could obtain control of the Company exist or existed for any period in respect of which a claim under section 240, ICTA 1988 has been made or purports to have been made.

20.3.3       Transfer of Tax refunds
             The Disclosure Documents contain full particulars of all arrangements and agreements relating to the transfer of tax refunds to which the Company is or has been a party and:

             (a) all claims by the Company for the transfer of tax refunds were when made and are now valid and have been or will be allowed by way of discharging the liability of the Company to pay any corporation tax;

             (b) the Company has not made nor is liable to make any payment under any arrangement or agreement save in consideration for the transfer of tax refunds allowable to the Company by way of discharge from liability to corporation tax and equivalent to the Taxation for which the Company would have been liable but for the transfer;

             (c) the Company has received all payments due to it under any such arrangement or agreement or transfer of tax refunds made by it and the payments are not liable to be refunded in whole or in part;

             (d) no such payment exceeds or could exceed the amount permitted by section 102(7), FA 1989; and

             (e) no arrangements such as specified in section 410(1)-(6), ICTA 1988 exist or existed for any period in respect of which a claim under section 102, FA 1989 has been made or purports to have been made.

20.3.4       Acquisitions from group members
             No tax has been or may be assessed on the Company pursuant to section 190, TCGA in respect of any chargeable gain accrued prior to the date of this Agreement and the Company has not at any time within the period of six years ending with the date of this Agreement transferred any asset other than trading stock including any transfer by way of share exchange within section 135, TCGA to any company which at the time of disposal was a member of the same group as defined in section 170, TCGA.

20.3.5       Leaving the group
             The execution or completion of this Agreement or any other event since the Balance Sheet Date will not result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Taxation purposes pursuant to section 178 or 179, TCGA or as a result of any other Event since the Balance Sheet Date.


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20.3.6       Group income
             The Disclosure Documents contain full particulars of all elections made by the Company under section 247, ICTA 1988 and all such elections are now in force and the Company has not paid any dividend without advance corporation tax or made any payment without deduction of income tax in the circumstances specified in section 247(6), ICTA 1988 and no assessment has been made on the Company in respect of advance corporation tax which ought to have been paid or income tax which ought to have been deducted.

20.3.7       Capital losses
             The Company has no capital losses the set-off of which are or may be restricted by section 177A and Schedule 7A, TCGA.


20.4         Close companies
20.4.1       Close company status
             The Company has not at any time during the six years ended at the Balance Sheet Date been a close company within the meaning of sections 414 and 415, ICTA 1988.

20.4.2       Close investment-holding company status
             The Company has not in any accounting period beginning after 31st March, 1989 been a close investment-holding company as defined in section 13A, ICTA 1988.

20.4.3       Distributions
             No distribution within section 418, ICTA 1988 has ever been made by the Company.

20.4.4       Loans to participators
             Any loans or advances made or agreed to be made by the Company within sections 419 and 420 or 422, ICTA 1988 have been disclosed and the Company has not released or written off or agreed to release or write off the whole or any part of any such loans or advances.

20.5         Inheritance tax
20.5.1       No transfers of value and associated operations
             The Company has made no transfers of value within sections 94 and 202, ITA nor has the Company received a transfer of value such that liability might arise under section 199, ITA nor has the Company been party to associated operations in relation to a transfer of value as defined by section 268, ITA.

20.5.2       Inland Revenue charge
             There is no unsatisfied liability to inheritance tax attached to or attributable to the Shares or any asset of the Company and none of them are subject to an Inland Revenue charge as mentioned in section 237 and 238, ITA.


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
20.5.3       Power of sale, mortgage or charge
             No asset owned by the Company nor the Shares are liable to be subject to any sale, mortgage or charge by virtue of section 212, ITA.

20.6         VAT

20.6.1       Returns and payments
             (a) The Company is a taxable person duly registered for the purposes of VAT.
             (b) The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, has promptly submitted accurate returns, and the Company maintains full and accurate VAT records, has never been subject to any interest, forfeiture, surcharge or penalty nor been given any notice under sections 59 or 64, VATA nor been given a warning within section 76(2), VATA nor has the Company been required to give security under paragraph 4 of Schedule 11, VATA.
             (c) VAT has been duly paid or provision has been made in the Accounts for all amounts of VAT for which the Company is liable.

20.6.2       Taxable supplies and input tax credit
             All supplies made by the Company are taxable supplies and the Company has not been and will not be denied full credit for all input tax by reason of the operation of sections 25 and 26, VATA and regulations made thereunder or for any other reasons and no VAT paid by the Company is not input tax as defined in section 24, VATA and regulations made thereunder.

20.6.3       VAT groups
             The Company is not and has not been for VAT purposes a member of any group of companies other than the Group and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any VAT arising from supplies made by another company and no direction has been given nor will be given by H M Customs & Excise under Schedule 9A, VATA as a result of which the Company would be treated for the purposes of VAT as a member of a group.

20.6.4       Transactions between connected persons
             The Company has not been or agreed to be party to any transaction or arrangement in relation to which a direction has been or could be made under paragraph 1 of Schedule 6, VATA or to which paragraph 2(3A) of Schedule 10, VATA applied.

20.6.5       Charge to VAT as agent or representative
             The Company is not and has not agreed to become liable for VAT by virtue of sections 47 and 48, VATA.


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20.6.6       VAT and Properties
             The Company or its relevant associate for the purposes of paragraph 3(7) of Schedule 10, VATA has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10, VATA) only in respect of those Properties listed (as having been the subject of such an election) in the Disclosure Documents and: (a) neither the Company nor its relevant associate has any intention or obligation to exercise such an election in respect of any other of the Properties;
             (b) all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule 10, VATA has been given and any permission required by paragraph 3(9) of Schedule 10, VATA has been properly obtained;
             (c) a copy of the notification and of any permission obtained from H M Customs & Excise in connection with the election is included in the Disclosure Documents;
             (d) no election has or will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2 (3AA) of Schedule 10, VATA;
             (e) in no case has the Company charged VAT, whether on rents or otherwise, which is not properly chargeable; and (f) the Company has not agreed to refrain from making an election in relation to any of the Properties.

20.6.7       Capital goods scheme
             The Company does not own and has not at any time within the period of ten years preceding the date hereof owned any assets which are capital items subject to the Capital Goods Scheme under Part XV of the VAT Regulations 1995.

20.6.8       Bad debt relief
             The Company has not made any claim for bad debt relief under section 36, VATA and details of any claim it could make have been disclosed.

20.6.9       Self-billing
             The Company has not entered into any self-billing arrangement in respect of supplies made by any other person nor has it at any time agreed to allow any such person to make out VAT invoices in respect of supplies made by the Company.

20.7         Stamp duty
20.7.1       Stamp duty
             All stampable documents wheresoever executed (other than those which have ceased to have any legal effect) to which the Company is a party have been duly stamped or stamped with a particular stamp denoting that no stamp duty is chargeable. Since the Balance Sheet


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             Date there have been and are no circumstances or transactions to which the Company is or has been a party such that a liability to stamp duty or any penalty in respect of such duty will arise on the Company.

20.7.2       Stamp duty reserve tax
             Since the Balance Sheet Date the Company has not incurred any liability to or been accountable for any stamp duty reserve tax and there has been no agreement within section 87(1), FA 1986 which could lead to the Company incurring such a liability or becoming so accountable.

                                     PART 3
                                     MARINE

21.1         VESSELS
21.1.1 Schedule 8 sets forth a list of all vessels owned, leased, chartered or managed by the Company on the date hereof and indicates any such Vessels that are laid up or being held for sale on the date hereof Each Putford Vessel is duly and validly documented under the laws and flag of the United Kingdom, and the Company is the sole owner of each Putford Vessel and has good title to each Putford Vessel free and clear of all Encumbrances, except for such maritime liens arising as a matter of law in the ordinary course of business consistent with past practice and which are not delinquent or are being contested in good faith but in no event do such contested liens, individually or in the aggregate, exceed (pound)10,000.

21.1.2 With respect to each Putford Vessel, (a) such Putford Vessel is in good operating condition and repair, consistent with its age, and has been maintained and serviced in accordance with the Company's normal practices and in the normal course of business, and is in satisfactory operating condition for charter in the manner and services in which it normally engages, (b) such Putford Vessel holds in full force and effect all certificates, licenses, permits and rights required for operation in the manner and services vessels of its kind are being operated in the geographical area in which such Putford Vessel is presently being operated, (c) so far as the Vendors are aware no event has occurred and no condition exists that would materially or adversely effect the condition of such Putford Vessel, and (d) such Vessel is in class, free of any recommendations, with the highest classification and rating for vessels of its kind and engaged in similar services, and such certificates are valid for at least 6 months.

21.1.3 Since 1st January 2000, the Company has continued to maintain the inventory of spare parts (whether on board or ashore) for the Vessels following the same policy and in the same usual and customary manner as prior to such date, including any renewal or replacement of spare parts used in the repair of any Vessel.


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21.1.4       Since 1st January 2000, the Company has not:-

             (a) departed from any normal drydock and maintenance practices or discontinued replacement or renewal of spares in operating its fleet or any other assets;

             (b) deferred any scheduled maintenance on any Vessel or other assets;

             (c) entered into any charter for any Vessel which has a term of longer than 6 months other than those Disclosed;

             (d) authorised any of, or agreed or committed to do any of, the foregoing actions; or

             (e) failed to maintain, renew or assist permits required for its business and Vessels.

21.1.5 The Company has notified in writing the Purchaser of any Vessel that has been drydocked since 1st January 2000 and of any insurable or non-insurable loss exceeding the sum of (pound)7,500 in respect of any one incident occurring since 1st January 2000.

21.1.6 The Company has not received any notice of early termination under any of its charters, which are in full force and effect, and so far as the Vendor is aware (without having made any enquiries of the customers in this respect) no customer of the Company intends to terminate, limit or reduce its or their business relations with the Company.

21.2         INSURANCE

21.2.1 There are included in the Disclosure Documents a list and description, including limits of coverage and deductibles, of the insurance policies that the Company currently maintains with respect to its business, Vessels, properties and employees as of the date hereof. Each of such policies maintained by the Company is in full force and effect and a complete and correct copy of each has been delivered to the Purchaser. All insurance premiums, club calls, back calls and assessments (if any) currently due with respect to such policies maintained by the Company have been paid and the Company is not otherwise in default with respect to any such policy, nor has the Company failed to give any notice or, present any claim under any such policy in a due and timely manner. There are no outstanding unpaid claims under any such policies other than any pending claims under the marine insurance policies of the Company and the amount of such claims have been recorded as a receivable and all of such claims are fully collectible. The Company has not received notice of cancellation or non-renewal of any such policy. Such policies maintained by the Company are sufficient for compliance with all requirements of law and all agreements to which the Company is a party.

21.2.2 All the Vessels are entered in the books of British Marine Luxembourg S.A. (formerly British Marine Mutual Protection) and for the last 6 years the Company has not been a member of any other maritime mutual protection or indemnity club or fund and all club


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             calls and assessments notified to the Company have been paid to date or have been properly provided for.


















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                                   SCHEDULE 5

                                     PART I
                BASIS FOR PREPARATION OF THE COMPLETION ACCOUNTS

1.           GENERAL REQUIREMENTS
             Subject to the provisions of paragraphs 2 to 4 hereof the Completion Accounts shall be prepared under the historical cost convention and in accordance with accounting principles generally accepted in the United Kingdom (including Accounting Standards) and, subject as aforesaid, on a basis consistent with the Accounts.

2.           BALANCE SHEET
             Unless already taken into account, the following principles shall be observed in drawing up the balance sheet which is to form part of the Completion Accounts:

2.1 sums receivable in respect of debtors shall not be included at sums higher than the amounts collectable, making appropriate provision for doubtful debts;

2.2 stocks and work-in-progress shall be valued at the lower of cost and net realisable value;

2.3 liabilities shall include accruals at the close of business on the date of Completion;

2.4 no value shall be attributable to goodwill or any other intangible asset;

2.5 immovable property and other fixed assets shall be included at their net book value as at the Balance Sheet Date (or at cost if purchased after the Balance Sheet Date) less depreciation on cost or the revalued amounts (as appropriate) at the respective rates applied in the Accounts.

2.6 provision shall be made for all Taxation except in respect of any profits, gains or losses arising from any disposal excluded under the provisions of paragraph 3.1.

2.7 deferred Taxation to be accounted for in accordance with the relevant Accounting Standards except in respect of any profits, gains or losses arising from any revaluation excluded under the provisions of paragraph 3.1.

3.           PROFIT AND LOSS ACCOUNT
             Unless already taken into account, the following principles shall be observed in drawing up the profit and loss account of the Group which is to form part of the Completion Accounts:

3.1 there shall be excluded any profits, gains or losses arising from any disposal of any immovable property or from any revaluation of


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             immovable property whether or not such profits, gains, losses are treated in the said Accounts as items of an extraordinary or exceptional nature;

3.2          depreciation shall be deducted on the basis mentioned in paragraph
             2.5 above;

3.3 any Taxation on profits shall be computed as if the Completion Accounts are an accounting period for Corporation Tax and be deducted except in respect of any profits, gains or losses arising from any disposal or revaluation excluded under the provisions of paragraph 3.1.

3.4 the profits or losses shall be computed before paying any dividend or making appropriations of profit or allocations to or from reserves and before deducting any extraordinary item or making any prior year adjustment, as defined in FRS 3.

4.           CHANGES IN ACCOUNTING STANDARDS
             Unless otherwise taken into account in accordance with the preceding provisions of this schedule, the Completion Accounts shall be prepared without regard to any changes in Accounting Standards from those applied in the preparation of the Accounts.

                                     PART II
                           ADJUSTED NET CURRENT ASSETS

1. The Adjusted Net Current Assets of the Group shall be the aggregate of all the current assets as shown in the Completion Accounts less the aggregate of all liabilities (including amounts falling due to creditors not only within but also outside of one year) and charges (including provision for vessels survey and maintenance but excluding deferred Taxation except for Taxation arising on the sale or disposal of an asset when proceeds reinvested in a wasting asset) adjusted as follows to the extent not already taken into account in the Completion Accounts:-

             1.1 without taking into account any amounts owed by one member of the Group to any other member of the Group;

             1.2 pre paid expenses shall include fuel not paid for by charterers on board motor vessels as at Completion;

             1.3 without taking into account any of the proceeds of sale respectively referred to in Clause 7.5 and Clause 7.6;

             1.4 without taking into account the amount of any insurance claim respectively referred to in Clause 7.7 and Clause 7.8;

             1.5 without treating as a current asset any Putford Vessel held for immediate realisation;

             1.6 without taking into account the value of any spares.


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                                    PART III
                               AGREED ADJUSTMENTS

1. The parties acknowledge and confirm that the amount of(pound)4,254,284 referred to in Clause 7.2 has been agreed after making the following adjustments to the amount of(pound)5,000,000:-

             (a)(pound)217,000: Employee bonuses (including National Insurance contributions but net of the corporation tax savings of 30% payable pursuant to Clause 26;

             (b)(pound)503,000: Vessel spares;

             (c)(pound)59,000: corporation tax liability in respect of gains held over during the last 10 years;

             (d)(pound)10,216: interest on the late payment of corporation tax relating to the survey provisions reversed in the Accounts (net of the corporation tax savings of 30%);

             by adding thereto:-

             (a) (pound)43,500 in respect of the effect on working capital of the sale of the Putford Skua and Putford Tern vessels following their reclassification as assets held for sale as of 31 December 1999 (net of corporation tax at 30%).

2. The parties agree that there will be no reduction in the Consideration to the extent of the adjustments set out in this Part III.





                                       95
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                                   SCHEDULE 6
                                   COMPLETION
                                     PART 1

             On Completion, the Vendors shall deliver or make available to the
             Purchaser:

1. certificates from each of the banks at which the Company and each of the Subsidiaries maintains an account of the amount standing to the credit or debit of all such accounts as at the close of business on the last Business Day prior to Completion;

2. the cash book balances of the Company and each of the Subsidiaries as at Completion with statements reconciling such cash book balances and the relevant cheque books with the balances on the bank accounts of the Company and each of the Subsidiaries as shown by the certificates referred to in paragraph 1;

3. the cheque books relating to all the bank accounts of the Company and each of the Subsidiaries together with confirmation that no cheques have been written by the Company or any of the Subsidiaries since preparation of the statements referred to in paragraph 1.2;

4.           the Tax Deed duly executed as a deed by the Vendors;

5. transfers of the Shares duly executed by the registered holders thereof in favour of the Purchaser or its nominee(s) together with the relevant share certificates in the names of such registered holders;

6. such waivers, consents or other documents (including any power of attorney under which any document required to be delivered under
             Part 1 of this schedule has been executed) in the agreed terms to enable the Purchaser and its nominee(s) to be registered as the holders of the Shares;

7. certificates in respect of all issued shares in the capital of each of the Subsidiaries;

8. the statutory registers and minute books (properly written up to the time immediately prior to Completion), the common seal (if any), the certificate of incorporation and (if applicable) any certificate of incorporation on change of name of the Company and each of the Subsidiaries;

9. the documents of title to the Properties excluding those held by or to the order of Barclays Bank;

10. the written resignations in the agreed terms of all the Directors (except S.J. Hashim and N.I. Palmer from their respective offices, such resignations to take effect from Completion;

11. copies of the written particulars of employment in agreed terms duly executed by N.I. Palmer, R.F. Catchpole, J.K. Cowan and P.G. Watson (and a copy of the written particulars of employment in agreed terms of P. Willis duly executed by P. Willis);


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
12. a discharge and declaration of satisfaction in respect of all charges and other securities given by the Company and/or any Subsidiary in favour of 3i Group Plc together with a letter confirming that at Completion there is no outstanding indebtedness of the Group to 3i Group Plc;

13.          the Escrow Account and Instruction Letter;

14. a letter from the Vendors' Solicitors to the Purchaser's Solicitors undertaking to deliver to the stamp office immediately after Completion together with the relevant amount of stamp duty the stock transfer forms executed by 3i relating to the acquisition of 6802 A Ordinary Shares by the Vendors from 3i and to forward the same to the Purchaser's Solicitors immediately they are received back from the stamp office;


                                     PART 2

             On Completion, the Vendors shall cause a board meeting of the Company and of each of the Subsidiaries to be held at which:

1. in the case of the Company only, the said transfers of the Shares shall be passed for registration and registered (subject to the same being duly stamped, which shall be at the cost of the Purchaser);

2. the resignations referred to in paragraphs 1.10 of Part 1 shall be tendered and accepted so as to take effect at the close of the meeting;

3. persons nominated by the Purchaser (in the case of directors subject to any maximum number imposed by the relevant articles of association) shall be appointed additional directors and appointed secretaries;

4.           the written particulars of employment with N.I. Palmer, R.F.
             Catchpole, J.K. Cowan and P.G. Watson in agreed terms shall be approved;

5. in the case of the Company only, the Completion Dividend shall be declared payable in accordance with Clause 5.4; and

6. in the case of the Subsidiaries only, transfers shall be passed for registration and registered (subject to the same having been duly stamped at the cost of the Company) and declarations of trust in a form satisfactory to the Purchaser shall be executed in respect of all shares in the Subsidiaries held by any person other than the Company as nominee for the Company or another Subsidiary.




                                       97
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                                     PART 3

             On Completion, the Purchaser shall cause a board meeting of the Purchaser to be held at which:-

1. the A Loan Notes (and certificates in respect thereof) shall be issued to the Vendors;

2. the B Loan Notes (and certificates in respect thereof) shall be issued to the Vendors;

3.           the transaction contemplated by this Agreement be approved;

4. the signature, execution and completion (as appropriate) of this Agreement and the Tax Deed and all ancillary documents hereto be approved; and

5. the subscription of 135,758,640 B Ordinary Shares for an amount of(pound)13,575,864 be approved.



                                     PART 4

             On Completion, the Purchaser shall deliver to the Vendors;

1.1          the Tax Deed duly executed as a deed by the Purchaser;

1.2 the written particulars of employment in agreed terms duly signed on behalf of the Company or the relevant Subsidiaries;

1.3          certificates in respect of the A Loan Notes and the B Loan Notes;
             and

1.4 a certified copy of an irrevocable letter of instructions in agreed terms to the Purchaser's transfer agent, Harris Bank & Trust Company, to issue the relative share certificates in respect of the Consideration Shares and to deliver them without cost to the Vendors' Solicitors;

1.5          the Registration Rights Agreement;

1.6 a certified extract from a meeting of its board of directors authorising the signature, execution and completion (as appropriate) of this Agreement;

1.7          a legal opinion from Weil Gotshal & Manger in the agreed terms.

1.8 a certificate of the secretary of the Purchaser certifying that the attached resolutions have been adopted by its board of directors by unanimous written consent on 18 April 2000





                                       98
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                                   SCHEDULE 7
                        LIMITATION OF VENDORS' LIABILITY

1. Notwithstanding the provisions of Clause 9, the Vendors shall not be liable in respect of a breach of any of the Warranties if and to the extent that the loss occasioned thereby has been recovered under the Indemnities or the Tax Deed.

2. The Vendors shall not be liable under the Warranties to the extent that the facts which might result in a Claim or possible Claim were Disclosed.

3.           The Vendors shall not be liable in respect of any Claim:-

3.1 to the extent that the subject of the Claim is allowed or provided for or reserved in the Accounts or has been included in calculating creditors or deducted in calculating debtors in the Accounts and (in the case of creditors or debtors) is identified in the records of the Company or to the extent such matter was specifically referred to in the notes to the Accounts; or

3.2          to the extent that a Claim arises or is increased:
3.2.1 wholly or partly from an act or omission occurring at the request of or with the written consent of the Purchaser or (on or after the date hereof) the Company or any of its directors, other officers, employees or agents;

3.2.2        wholly or partly from an act or omission compelled by law;

3.2.3 as a result of any increase in rates of Taxation or any change in legislation or regulation relating to Taxation occurring or coming into force since the date of this Agreement whether or not having retrospective effect; or

3.2.4 wholly or partly as a result of the passing or coming into force of or any change in any enactment, law, regulation, directive, requirement or any practice of any government, government department or agency or regulatory body (including but not limited to extra-statutory concessions of the Inland Revenue) after the date of this Agreement whether or not having retrospective effect;

3.2.5 by an act or omission carried out voluntarily by the Purchaser or any Affiliate of the Purchaser or any of their respective directors, employees or agents after the date of Completion and which the Purchaser or Affiliate or any such person (as the case may be) ought reasonably to have known would give rise to or increase the amount of the Claim;

3.2.6 because of any change of Accounting Reference Date of the Company and its Subsidiaries from 31st December or because of any change in any of the accounting policies, bases or practices of the Company or any of the Subsidiaries;

3.2.7 to the extent that there are tax losses, reliefs or allowances in the Company or the Subsidiaries available (whether by surrender or


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
             otherwise) at the date of Completion to be set against any Taxation to which the relevant Claim relates; and

3.2.8 in respect of any Claim relating to the Taxation which arises or is increased by virtue of any disclaimer of first year allowances made by the Company or any of the Subsidiaries after Completion or other similar disclaimer or transaction which has the effect of increasing the liability of the Company or any of the Subsidiaries to Taxation in respect of any period ended on or before the date of this Agreement.

3.3          To the Extent that:-
3.3.1 the amount of Claim is recovered from the insurers of the Company or any of the Subsidiaries or would have been so recovered if the policies of insurance of the Company or relevant Subsidiary were maintained on substantially similar terms or otherwise affording the same degree of insurance cover as those existing at the date of this Agreement; or

3.3.2 the Claim relates to National Insurance contributions payable in respect of any persons whose services have been supplied to the Company by Guernsey Ship Management Limited;

3.3.3 the Claim is contingent only (unless and until such contingent liability becomes an actual liability and is due and payable).

4.           The liability of the Vendors in respect of any Claim:

4.1 shall not arise unless and until the amount of such Claim exceeds(pound)2,500 in respect of any single item;

4.2 shall not arise unless and until the amount of such Claim (other than a Vessel Claim) when aggregated with the amount of any other such Claim (other than a Vessel Claim) exceeds (pound)50,000 in which event all of such Claim or Claims (other than a Vessel Claim) shall be recoverable hereunder (and not just the excess).

5. The liability of the Vendors in respect of any Vessel Claim shall not arise unless and until the amount of any such Vessel Claim when aggregated with the amount of any other such Vessel Claim exceeds (pound)50,000 in which event the Vendors shall only be liable for the excess.

6. The Vendors shall have no liability in respect of any Claim relating to the Pre Completion Period to the extent that either:-

             (i) the amount of the Claim is taken into account in the Completion Accounts or
             (ii) the Adjusted Net Current Assets at Completion would not have been less than (pound)4,254,284 had the amount of the Claim been taken into account in the Completion Accounts.


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7.           The liability of each Non Director Vendor:-

7.1 shall not (when aggregated with the amount of all other Claims) exceed the principal amounts due and payable under the A Loan Notes and the B Loan Notes issued to him on Completion;

7.2          shall be limited to that percentage set opposite his name in column
             (4) of Schedule 1.

8. The only remedy of the Purchaser against the Non Director Vendors in respect of a Claim (other than the Indemnities) shall be the right of set off as provided in paragraph 18 of this Schedule against the A Loan Notes and B Loan Notes. This provision takes effect to the exclusion of any conflicting provision in this Agreement relating to a Claim and for the avoidance of any doubt binds any successor in title to or assignee of the Purchaser so that when the persons entitled to enforce a Claim and the persons liable to pay the A Loan Notes and B Loan Notes are different the only remedy in respect of such Claim shall be the right of the person(s) liable to pay the A Loan Notes and B Loan Notes to withhold payment of such Loan Notes in accordance with this paragraph 8.

9.           The liability of the Vendor Directors:-

9.1 shall not (when aggregated with the amount of all other Claims) exceed that amount set opposite his name in column (6) of Schedule 1;

9.2 in the case of Claims not exceeding in the principal amounts due and payable under the A Loan Notes and B Loan Notes shall be limited to that percentage set opposite his name in column (4) of
             Schedule 1 in which case the first remedy of the Purchaser prior to the exercise of any other remedy against the Vendor Director shall be the right of set off as provided for in paragraph 18 of this
             Schedule 7 against the A Loan Notes and B Loan Notes. This provision takes effect to the exclusion of any conflicting provision of this Agreement relating to a Claim and for the avoidance of any doubt binds any successor in title to or assignee of the Purchaser so that when the persons entitled to enforce a Claim and the persons liable to pay the A Loan Notes and B Loan Notes are different the only remedy in respect of such Claim shall be the right of the person(s) liable to pay the A Loan Notes and B Loan Notes to withhold payment of such Loan Notes in accordance with this paragraph 9.2;

9.3 in the case of the amount by which Claims exceed the principal amounts due and payable under the A Loan Notes and B Loan Notes shall be limited to that percentage set opposite his name in column
             (5) of Schedule 1.

10. The liability of the Vendors in respect of any Claim other than in respect of the Tax Warranties or the Tax Deed shall cease on the 2nd anniversary of Completion, except in respect of matters which have been the subject of a bona fide written claim which is made before the relevant date by or on behalf of the Purchaser to the Vendors giving sufficient details of all material aspects of the Claim including the Purchaser's bona fide estimate of the amount thereof. Any such Claim shall (if it has not previously been satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within nine months of such notification to the Vendors.

11. The liability of the Vendors in respect of any Claim in respect of the Tax Warranties or under the Tax Deed shall cease on the 7th anniversary of Completion except in respect of matters which have been the subject of a bona fide written claim which is made before the relevant date by or on behalf of the Purchaser to the Vendors giving sufficient details of all material aspects of the claim including the Purchaser's bona fide estimate of the amount thereof. Any such Claim shall (if it has not previously been satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within nine months of such notification to the Vendors.

12. Any payment made by the Vendors in respect of a breach of any Warranties or payment made under the Indemnities or the Tax Deed, or any other payment made pursuant to this Agreement, shall be and shall be deemed to be pro tanto a reduction in the price paid for the Shares under this Agreement.

13. This Schedule 7 which, inter alia, regulates or otherwise affects the liability of the Vendors shall remain in full force and be fully applicable in all circumstances and, in particular (but without limitation) and in the absence of fraud, shall not be discharged in whole or in part by any breach of any of the Warranties or any claim against the Vendors in respect of the Warranties, the Indemnities or the Tax Deed, whatever its nature or consequences, nor by any other matter whatsoever.

14. If the Purchaser or any member of the Purchaser's Group becomes aware of any matter which might give rise to a Claim or upon any Claim being made, the following provisions shall apply:-

14.1 the Purchaser shall forthwith give reasonable details by written notice to the Vendors of the matter and shall consult with the Vendors' Representative with respect to the matter;

14.2 the Purchaser shall not knowingly make, and shall procure that no other member of the Purchaser's Group shall knowingly make, any admission of liability in respect of or compromise or settle the matter without the prior written consent of the Vendors, such consent not to be unreasonably withheld or delayed;


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
14.3 the Purchaser shall provide, and shall procure that all other members of the Purchaser's Group provides, the Vendors and the Vendors' professional advisors with all reasonable access to premises, personnel and to all relevant assets, documents, records and information within the power, possession or control of any member of the Purchaser's Group of or relating to the Company and its Subsidiaries to enable the Vendors and their professional advisors to examine such assets, documents, records and information and to take photographs or photocopies thereof at its expense in order to appraise themselves of all facts, matters and information relevant to the Claim subject always to not adversely interfering with the business of the Purchaser or the Purchaser's Group;

14.4 the Purchaser, so far as is reasonably practicable, shall procure that other members of the Purchaser's Group, retain and preserve all relevant assets, documents, records and information within the power, possession or control of the Purchaser's Group of or relating to the Company which are or may be relevant in connection with any Claim for so long as any actual or prospective Claim remains outstanding;

14.5 in connection with any proceedings relating to the Claim (other than against the Vendors), the Purchaser shall and shall procure that each member of the Purchaser's Group will permit the Vendors in the name of the Purchaser and/or the relevant member of the Purchaser's Group (as appropriate) to appoint such professional advisors and to take such action as the Vendors may consider reasonably necessary or desirable to avoid, dispute, resist, appeal, compromise or defend the Claim, action or demand and any adjudication in respect thereof (including, if the Vendors so request, conduct of the proceedings or negotiations) subject only to consulting the Purchaser and/or the relevant member of the Purchaser's Group (as appropriate) prior to taking any such action, on the basis that the Vendors shall provide the Purchaser with such indemnity and security therefor as the Purchaser and/or the relevant member of the Purchaser's Group (as appropriate) may reasonably require in relation to any such request or nomination by the Vendors.

15. If at any time the Vendors (or any of them) pay to the Purchaser an amount pursuant to a Claim and the Purchaser or the Company or any Subsidiary is to become entitled to recover from any other person not being an Affiliate of the Purchaser and not being a Vendor (including, without limitation, any taxation or other authority or under any policy of insurance maintained by the Company or any Subsidiary from time to time) any sum in respect of the same circumstances giving rise to such Claim:-


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15.1         without prejudice to the Purchaser's rights first to claim against the Vendors pursuant to this Agreement, the Purchaser shall, or shall procure that the Company or relevant Subsidiary shall, take all reasonably steps to enforce such recovery, and shall forthwith repay to the Vendors so much of the amount paid by them to the Purchaser as does not exceed the sum recovered from such other person less all reasonable costs, expenses and taxation incurred by the Purchaser or the Company or relevant Subsidiary in recovering that sum from such other person; or

15.2 at the Vendors' option, subject to the Vendors indemnifying the Purchaser or the Company or relevant Subsidiary to their respective reasonable satisfaction, the Purchaser shall, or shall procure that the Company or relevant Subsidiary shall, for a nominal consideration assign to the Purchaser, to the extent possible at law, the benefit of the rights of recovery, reimbursement or refund which the Purchaser or the Company or relevant Subsidiary has against such other person in respect of the matter giving rise to the Claim.

16. The Purchaser shall, or shall procure the Company or relevant Subsidiary shall, so far as it is able to do so and based on the information available to it from time to time keep the Vendors fully and promptly informed of any actual or prospective right of recovery from any third party as referred to in paragraph 14 above.

17. Without prejudice to any other provision herein for the protection of the Vendors, the Purchaser shall and shall procure that the Company and each of its Subsidiaries shall take all reasonable steps to mitigate any loss which is or may be the subject of any Claim in respect of the Warranties.

18.          RIGHT OF SET-OFF BY PURCHASER
18.1         SET-OFF AGAINST LOAN NOTE PAYMENTS
             The Purchaser shall be entitled, whether at the time when any of the A Loan Notes and/or B Loan Notes would otherwise fall due for redemption or in advance of any such time, to postpone redemption of such amount of outstanding A Loan Notes or B Loan Notes held by the Vendors whose nominal value is equal to the amount of the relevant Set-off Claim in accordance with the provisions of this paragraph 18 such right of postponement first being applied in the case of the B Loan Notes.

18.2         MEANING OF SET-OFF CLAIM
             For the purpose of this paragraph 18 the relevant Set-off Claim is a Claim which:-

18.2.1 is the subject of a judgment by a court of competent jurisdiction in favour of the Purchaser, some or part of which remains unsatisfied; or

18.2.2 is an amount which has been agreed between the Vendors to be due to the Purchaser (which agreement may be evidenced by a resolution of the Noteholders pursuant to Clause 16 of the A Loan Notes or Clause 15 of the B Loan Notes); or

18.2.3 in the event of the parties failing to agree the amount of any such Claim, is certified to have a not less than 60% prospect of success in the opinion, on the basis of the full facts available at that time, of an independent Queen's Counsel (being, if the Vendors' Representative and the Company fail to agree on such Counsel within 15 Business Days of either of them giving notice to the other of a suggested Queen's Counsel to provide such an opinion, a Queen's Counsel nominated by the President of the Law Society and whose cost shall be borne as he shall direct);

             and which, in any such case is one which can properly be made against the Vendors by reason of any breach of the terms of this Agreement or due by the Vendors under the Tax Deed.

18.3         NOTIFICATION OF EXERCISE
             Prior to exercising any right of postponement under this paragraph 18 the Purchaser shall notify all the Vendors of its decision to make a Set-off Claim and shall specify in such notice the amount of A Loan Notes and/or B Loan Notes held by each Vendor to which the postponement relates.

18.4         BASIS OF ALLOCATION
             Where a relevant Set-off Claim is made against the Vendors, the Purchaser shall allocate the postponement of allocation of the outstanding A Loan Notes and/or B Loan Notes at the time when such Set-off Claim is notified in accordance with paragraph 18 amongst the relevant holders of the outstanding A Loan Notes and/or B Loan Notes in the same proportion which the nominal value of outstanding Loan Notes held by each such Vendor bears to the aggregate value of all outstanding A Loan Notes and/or B Loan Notes (as the case may be) held by the Vendors against whom the Set-off Claim is being made at that time.

18.5         IMMEDIATE CANCELLATION
             To the extent that the Purchaser has exercised its right of postponement under this paragraph 18 in respect of either a judgment given (as referred to in paragraph 18.2.1) or an amount agreed between the Vendors and the Purchaser (as referred to in paragraph 18.2.2) the nominal amount of the A Loan Notes and/or the B Loan Notes shall be treated not merely as postponed but shall be cancelled and the Purchaser shall cease to be under any further obligation to make any payment in respect of such nominal amount of A Loan Note and/or B Loan Notes and the amount so cancelled shall be treated as having been applied by the Purchaser in full or partial settlement of such Claim.

18.6         SUBSEQUENT CANCELLATION
             To the extent that the Purchaser has exercised its right to postponement under this paragraph 18 in respect of any amount certified by a Queen's Counsel (as referred to in paragraph 18.2.3) then the Purchaser shall be entitled to continue to postpone the payments in respect of such A Loan Notes and/or B Loan Notes under the Claim in respect of which the right of postponement was exercised shall have been determined by becoming the subject of either a judgment by a court of competent jurisdiction or any agreement between the parties in respect of such Claim, whereupon a nominal amount of the postponed A Loan Notes and/or B Loan Notes equal to the amount of such judgment or agreed sum shall be treated not merely as postponed but shall be cancelled and the Purchaser shall cease to be under any further obligation to make any payment in respect of such nominal amount of the A Loan Notes and/or the B Loan Notes and the amount so cancelled shall have been treated as having been applied by the Purchaser in full or partial settlement of such Claim.

18.7         FURTHER POSTPONEMENT
             If the amount of the Set-off Claim notified pursuant to paragraph
             18.3 is, upon the amount of the Claim on which such postponement was based being determined (either by way of judgment or agreement in accordance with this Agreement) applied in full satisfaction of the relevant Claim (pursuant to either paragraph 18.5 or 18.6) and if the amount so cancelled by the Purchaser is less than the amount in respect of which the Set-off Claim was notified pursuant to paragraph 18.3, then:-

18.7.1 to the extent that the Loan Notes so postponed but not cancelled would otherwise have been due to be redeemed by the Purchaser, the Purchaser shall within 5 Business Days of such determination redeem such A Loan Notes and/or B Loan Notes in the amount of the difference between the amounts so postponed and the amounts so cancelled; and

18.7.2 to the extent that the A Loan Notes and/or B Loan Notes so postponed would otherwise not have been due to be redeemed by the Purchaser, the A Loan Notes and/or B Loan Notes shall cease to be postponed and shall be repaid by the Purchaser at the appropriate time in accordance with the provisions of the A Loan Notes and B Loan Notes.

18.8.        AVAILABILITY OF OTHER REMEDIES
             Save as otherwise provided in this Schedule 7 the exercise by the Purchaser of its rights of Set-off under this paragraph 18 shall be in addition to and without prejudice to any other remedy available to the Purchaser either under this Agreement or otherwise.

             INTEREST
18.9 No interest shall be payable under the A Loan Notes or B Loan Notes in respect of nominal amount of Loan Notes cancelled in full or partial settlement of any Claim.

                                   SCHEDULE 8
                              LIST OF MOTOR VESSELS


PART 1 - PUTFORD VESSELS

SHIP                                              VALUATION                               WHETHER
                                                (POUND)MILLION                     LAID UP/HELD FOR SALE
Putford Acasta                                       1.10                          No                  No
Putford Achates                                      1.35                          No                  No
Putford Achilles                                     1.30                          No                  No
Putford Ajax                                         1.35                          No                  No
Putford Apollo                                       1.20                          No                  No
Putford Aries                                        1.80                          No                  No
Putford Artemis                                      1.35                          No                  No
Putford Athena                                       1.35                          No                  No
Putford Guardian                                     0.35                          No                  No
Putford Rover                                        1.80                          No                  No
Putford Trader                                       1.40                          No                  No
Putford Sea Mussel                                   1.10                          No                  No
Putford Worker                                       1.65                          No                  No
Putford Puffin                                       0.85                          No                  No
Putford Shore                                        0.35                          No                  No
Putford Sky                                          0.25                          No                  No
Putford Viking
(formerly named Blue Flame)(50%)                     0.80                          No                  No
Nova (75%)                                           0.30                          No                  No
Daughter Craft (17)                                  2.00                          No                  No
New P.38 Daughter Craft & davit                      0.65                          No                  No
Planter (harbour tug)                                                              No                  No

PART 2 - VESSELS MANAGED BY THE COMPANY
Britannia Venturer
Britannia Chieftan
Britannia Warrior
Britannia Harvester
Britannia Conquest
Britannia Monarch
Blackwatch


                                   SCHEDULE 9
                               EARNINGS THRESHOLD

                                   SCHEDULE 10
                             EMPLOYEE BONUS DETAILS

Signed as a Deed by SIMON HASHIM          }
for himself and for and                   }
on behalf of the Vendors                  }

in the presence of:-                      }


Witness: Name


Address




Occupation




Signed as a Deed by IAN PALMER            }

in the presence of:-                      }


Witness: Name


Address




Occupation



Executed as a Deed by
SEACOR SMIT INC
acting by

---------------------------- --------------------- --------------------------------------------------------------------------
               (1)                   (2)                                (3)                      (4)       (5)         (6)
        Name and address       Number of Shares           Entitlement to Consideration       Proportion Proportion   Limit of
                                     held          ------------------------------------------ of Claim   of claim    liability
                                                                                                  %      exceeding   (amount)
                                                                                                          (pound)
                                                                                                         7,500,000
                                                                                                             %
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
                                                       Cash:      Consideration   Loan Notes
                                                    (including       Shares:        (pound)
                                                    completion
                                                     dividend)
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
J R Hashim                   86 A Ordinary Shares     21,970           129        "A" 3,868   0.1547375  0.3989794   37,444
The Grove
Frostenden                                                                        "B" 7,737
Beccles
Suffolk  NR34 8BS
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
S J Hashim                   11,404 A Ordinary       2,913,333        17,157     "A" 512,973   20.51891 52.9065176 4,965,223
Odinhahl                     Shares
Church Road                                                                     "B" 1,025,945
Uggleshall
Beccles
Suffolk  NR34 8BD
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
P R Hashim                   7,328 A Ordinary        1,872,054        11,025     "A" 329,627  13.185073     N/A     988,881
The Grove                    Shares
Frostenden                                                                       "B" 659,254
Beccles
Suffolk  NR34 8BS
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
Dorothy Rainey Settlement    6,025 A Ordinary        1,539,182        9,065      "A" 271,016   10.84062     N/A     813,047
Broomfield House             Shares
Lapford                                                                          "B" 542,031
Near Crediton
Devon  EX17 6LX
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
L W Rainey                   4,111 A Ordinary        1,050,220        6,185      "A" 184,920  7.3968117     N/A     554,760
Broomfield House             Shares
Lapford Near Crediton                                                            "B" 369,840
Devon  EX17 6LX
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------

                                 1

---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
Ms V L Rainey                4,102 A Ordinary        1,047,921        6,172      "A" 184,516  7.3806182     N/A     553,547
Zomerlaan                    Shares
2103 AG Heemstede                                                                "B" 369,031
Holland
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
G A Catchpole                2,377 A Ordinary         607,242         3,576      "A" 106,922  4.2768721 11.0276038 1,034,930
`Evanger'                    Shares
Broadview Road                                                                   "B" 213,844
Oulton Broad
Lowestoft
Suffolk  NR32 3PL
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
R F Catchpole                3,230 A Ordinary         825,155         4,859      "A" 145,291  5.8116521 14.9849224 1,406,320
`Kessett'                    Shares
Broadview Road                                                                   "B" 290,583
Oulton Broad
Lowestoft
Suffolk  NR32 3PL
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
R G Catchpole                3,230 A Ordinary         825,155         4,859      "A" 145,291  5.8116521     N/A     435,874
`Waveney House'              Shares
Priory Road                                                                      "B" 290,583
St Olaves
Great Yarmouth
Norfolk  NR31 9HQ
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
Mrs H M Catchpole            427 A Ordinary           109,084          642        "A" 19,207  0.7682896     N/A      57,621
`Evanger'                    Shares
Broadview Road                                                                    "B" 38,414
Oulton Broad
Lowestoft
Suffolk  NR32 3PL
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------


                                 2

---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
P F Catchpole                3,134 A Ordinary         800,630         4,715      "A" 140,973  5.6389219 14.5395501 1,364,522
`Waterfront'                 Shares
9 Romany Road                                                                    "B" 281,946
Oulton Broad
Lowestoft
Suffolk  NR32 3RJ
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
Claire Catchpole Settlement  1,824 A Ordinary         465,970         2,744       "A" 82,047  3.2818741     N/A     246,141
Mr M & Mrs J S Orr           Shares
Mills & Reeve                                                                    "B" 164,094
3-7 Redwell Street
Norwich
Norfolk  NR2 4TJ
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
Andrew Catchpole Settlement  1,825 A Ordinary         466,225         2,746       "A" 82,092  3.2836734     N/A     246,276
Mr M & Mrs J S Orr           Shares
Mills & Reeve                                                                    "B" 164,184
3-7 Redwell Street
Norwich
Norfolk  NR2 4TJ
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
Nick Reeve Settlement        664 A Ordinary           169,629          999        "A" 29,868  1.1947173     N/A      89,604
Mr M & Mrs J S Orr           Shares
Mills & Reeve                                                                     "B" 59,736
3-7 Redwell Street
Norwich
Norfolk  NR2 4TJ
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
N E Stangroom                914 A Ordinary           233,496         1,375       "A" 41,113  1.6445356     N/A     123,340
Hamrow Farm                  Shares
Whissonsett                                                                       "B" 82,227
Dereham
Norfolk  NR20 5SX
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------



                                 3

---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
D J Stangroom                1,106 A Ordinary         282,545         1,664       "A" 49,750   1.989996     N/A     149,250
Hamrow Farm                  Shares
Whissonsett                                                                       "B" 99,500
Dereham
Norfolk  NR20 5SX
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
N I Palmer                   704 A Ordinary           179,848         1,059       "A" 31,667  1.2666883  3.2660637  306,517
58 Corton Road               Shares
Lowestoft                                                                         "B" 63,334
Suffolk  NR32 4PP
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
Mrs P G Watson               310 A Ordinary           79,195           466        "A" 13,944  0.5577747  1.4381815  134,973
16 Oulton Street             Shares
Oulton Village                                                                    "B" 27,889
Lowestoft
Suffolk  NR32 3BB
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
J K Cowan                    310 A Ordinary           79,195           466        "A" 13,944  0.5577747  1.4381815  134,973
`Oaklands'                   Shares
Priory Road                                                                       "B" 27,889
St Olaves
Great Yarmouth
Norfolk  NR31 9HQ
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
Mrs A Catchpole              470 A Ordinary           120,069          707        "A" 21,142  0.8456584     N/A      63,425
`Waterfront'                 Shares
9 Romany Road                                                                     "B" 42,283
Oulton Broad
Lowestoft
Suffolk  NR32 3RJ
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
G A Catchpole Trust          427 A Ordinary           109,084          642        "A" 19,207  0.7682896     N/A      57,621
`Evanger'                    Shares
Broadview Raod                                                                    "B" 38,414
Oulton Broad
Lowestoft
Suffolk  NR32 3PL
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------


                                 4

---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
H M Catchpole Trust          427 A Ordinary           109,084          642        "A" 19,207  0.7682896     N/A      57,621
`Evanger'                    Shares
Broadview Raod                                                                    "B" 38,414
Oulton Broad
Lowestoft
Suffolk  NR32 3PL
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
Miss S K Stangroom           243 A Ordinary           62,078           366        "A" 10,931  0.4372234     N/A      32,792
472 Horningtoft Road         Shares
Whissonsett                                                                       "B" 21,861
Dereham
Norfolk  NR20 5SY
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
Miss L A Stangroom           264 A Ordinary           67,443           397        "A" 11,875  0.4750081     N/A      35,625
472 Horningtoft Road         Shares
Whissonsett                                                                       "B" 23,750
Dereham
Norfolk  NR20 5SY
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
Mrs D M Stangroom            160 A Ordinary           40,875           241        "A" 7,197   0.2878837     N/A      21,591
472 Horningtoft Road         Shares
Whissonsett                                                                       "B" 14,394
Dereham
Norfolk  NR20 5SY
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
Mrs J A Stangroom            160 A Ordinary           40,875           241        "A" 7,198   0.2878837     N/A      21,592
Hamrow Farm                  Shares
Whissonsett                                                                       "B" 14,394
Dereham
Norfolk  NR20 5SX
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------


                                 5

---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
N D Stangroom                66 A Ordinary Shares     16,861            99        "A" 2,969    0.118752     N/A      8,907
Smallholdings Farm
London Street                                                                     "B" 5,938
Whissonsett
Dereham
Norfolk  NR20 5ST
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
Mrs A J Gribbon              250 A Ordinary           63,866           377        "A" 11,245  0.4498183     N/A      33,736
Peppers Cottage              Shares
Town Farm                                                                        "B" 22, 491
Swaffham
Norfolk  PE36 9PY
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------
TOTALS                       55,578                 14,198,284        83,615    "A" 2,500,000    100        100    13,976,151
                                                                                "B" 5,000,000
---------------------------- --------------------- ------------- -------------- ------------- --------- ---------- ----------




                                       6